Exhibit 10.1

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because Loop Industries, Inc. (“Company”) has determined that the information (i) it is both not material and (ii) is the type that the Company treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [***].

Confidential

Dated September, 23, 2025

LOOP INDUSTRIES, INC.

and

REED CIRCULAR ECONOMY

and

EACH OTHER PERSON WHO FROM TIME TO TIME BECOMES A SECURITYHOLDER

In the presence of

INFINITIE LOOP EUROPE SAS

and

MR. DANIEL SOLOMITA

SECURITYHOLDERS AGREEMENT

7.3	Right to Sell Offered Securities to Third Party	31
7.4	Mandatory Purchase by Third Party: Tag-Along Right	31
7.5	Drag-Along Right	33
Article 8 Call and Put Option Right		34
8.1	Call and Put Option Right in case of Change of Control	34
8.2	Calculation of Purchase Price	35
8.3	Closing	35
Article 9 Procedure For Sale Of Securities		35
9.1	Application of Sale Provisions	35
9.2	Obligations of Seller	35
9.3	Seller Representations and Warranties	36
9.4	Deliveries to Seller	37
9.5	Payment of Purchase Price	37
9.6	Non-Compliance With Certain Conditions	37
9.7	Non-Completion by Seller	38
9.8	No solidarity	38
Article 10 Fair Market Value		38
10.1	Purchase Price for Securities	38
10.2	Meaning of Fair Market Value	38
10.3	Determination of Fair Market Value	39
10.4	Cost and Expenses	39
10.5	Extended Meaning	39
Article 11 Anti-dilution		40
Article 12 Restrictive Covenants		40
12.1	Non-Interference	40
12.2	Confidentiality	40
12.3	Remedies	41
Article 13 Priority Rights and Opportunities		42
13.1	Priority Rights	42
Article 14 Strategic Transactions		42
14.1	Rendez-Vous Clause Regarding Strategic Transactions	42
Article 15 Dispute Resolution		42
15.1	Best Endeavours to Settle Disputes	42
15.2	Efforts to Settle Disputes	43
15.3	Litigation	43
Article 16 Miscellaneous		43
16.1	Term of Agreement	43
16.2	Notice	44
16.3	Liability	45
16.4	No Third Party Beneficiaries	46
16.5	No Agency or Partnership	46
16.6	Expenses	46
16.7	Tax	46
16.8	Waiver	46
16.9	Entire Agreement	46
16.10	Successors and Assigns	47
16.11	Independent advice	47
16.12	Variation – Termination	47
16.13	Severability	48
16.14	Further Assurances	48
16.15	Cooperation	48
16.16	Electronic signature	49

EXHIBITS

Exhibit	(D)	Securityholders’ interests in the Corporation (including Shares and Shareholder Loan) and the Corporation’s interests in Loop Industries

Exhibit	1.1(jjj)	Terms and Conditions of the Loop Industries Convertible Preferred Stocks

Exhibit	1.1(kkk)	Loop Technology

Exhibit	1.1(qqqq)	Restricted Person

Exhibit	3.4(d)(i)	Indemnification Matters

Exhibit	5.1(a)	Form of Shareholder Loan Agreement

Exhibit	6.2	Forms of Agreement to be bound

Exhibit	7.1(a)	Loop Industries Marks

Exhibit	13.1(a)	Priority Rights Protocol

Exhibit	16.9	Loop Europe: Key Commercial Terms

THIS SECURITYHOLDERS AGREEMENT is dated September, 23, 2025 and made between:

(1)

LOOP INDUSTRIES, INC., a corporation formed under the Laws of Nevada having its principal offices at 480 Fernand-Poitras Terrebonne, Québec, Canada J6Y 1Y4, registered with the Nevada Secretary of State under number E0108512010-6 (“Loop Industries”);

(2)

REED CIRCULAR ECONOMY, a simplified joint-stock company (société par actions simplifiée) formed under the Laws of France, having its registered office at 15 rue Soufflot 75005 Paris, France, with a share capital of 3,500 euros, registered with the Registre du commerce et des sociétés of Paris under number 938 289 048 R.C.S Paris (“Reed Investco”);

(3)	Each other Person who from time to time becomes a Securityholder and executes an Agreement To Be Bound;

IN THE PRESENCE OF:

(4)

INFINITE LOOP EUROPE SAS, a simplified joint-stock company (société par actions simplifiée) formed under the Laws of France, having its registered office at 15 rue Soufflot 75005 Paris, France, with a share capital of 2,500 euros, registered with the Registre du commerce et des sociétés of Paris under number 938 849 593 R.C.S PARIS (the “Corporation”); and

(5)	MR. DANIEL SOLOMITA, a businessman having its professional address at 480 Fernand-Poitras Terrebonne, Québec, Canada J6Y 1Y4 (“DS”).

RECITALS:

(A)

Loop Industries and Reed Management have entered into a memorandum of understanding dated January 15, 2024 contemplating a partnership through the establishment of the Corporation as a joint venture to be held on a 50/50 basis by Reed Investco and Loop Industries. However, Loop Industries and Reed Management have finally decided that the Corporation shall be held on a 90/10 basis by Reed Investco and Loop Industries and to amend some terms of their partnership.

(B)

In that context, Loop Industries and Reed Investco entered into an amended and restated share purchase agreement dated December, 12, 2024 (the “Purchase Agreement”) whereby Reed Investco has undertaken to sell to Loop Industries 250 Ordinary Shares of the Corporation representing 10% of the share capital and voting rights of the Corporation (on a fully diluted basis).

Pursuant to the Purchase Agreement, Loop Industries has purchased from Reed Investco, 250 Ordinary Shares representing 10% of the share capital and voting rights of the Corporation, on the date hereof (that is September, 23 2025) (on a fully diluted basis).

(C)	On the date hereof, the share capital of the Corporation consists of 2,500 Ordinary Shares, which are issued and are outstanding.

(D)	The Securityholders’ interests in the Corporation (including Shares and Shareholder Loan) are allocated as at the date hereof as set out in Exhibit (D).

(E)

The Parties have entered into this Agreement for the purpose of setting out, inter alia, the respective rights and obligations of the Parties arising out of, or in connection with, the ownership and transfer of Securities.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

Article 1
Interpretation

1.1	Definitions

In this Agreement, including the Recitals and the Exhibits, unless the context otherwise requires, the following words and expressions have the following meanings:

(a)	“Additional Notice” has the meaning specified in Section 7.2(c).

(b)	“Affected Loop Securityholder” has the meaning specified in Section 8.1(a).

(c)	“Affected Reed Securityholder” has the meaning specified in Section 8.1(a).

(d)	“Affected Securityholder” has the meaning specified in Section 8.1(b).

(e)

“Affiliate” of any Person means any other Person who, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person, it being specified that (i) Reed Investco’s Affiliates shall include any Entity managed or advised by Reed Management and/or its Affiliates, and (ii) Loop Industries’ Affiliates shall be limited to the Entities Controlled, directly or indirectly, by Loop Industries.

(f)	“Agreement” means this securityholders agreement and all schedules and exhibits attached to it as the same may be amended, restated, replaced, supplemented or novated from time to time.

(g)

“Agreement To Be Bound” means a written agreement (or a counterpart of this Agreement), substantially in the form set out in Exhibit 6.2, pursuant to which a Person agrees, inter alia, to be bound by the terms and conditions of this Agreement.

(h)	“Appointing Director” has the meaning specified in Section 4.4(f).

(i)	“Articles” means the articles of association of the Corporation (statuts) dated September, 23, 2025 as such articles of association may from time to time be amended, replaced or superseded.

(j)	“Auditor” means the auditor (commissaire aux comptes titulaire) of the Corporation.

(k)	“Authorized Third Party” means any third party duly authorized by Loop Industries, to license or sub-license the Loop Technology within the Territory.

(l)	“Board” means, at any time, the board of directors (conseil d’administration) of the Corporation constituted in accordance with the Articles and this Agreement.

(m)	“Board Reserved Matters” means those decisions to be resolved upon by the Board listed in Section 4.8.

(n)	“Business” has the meaning specified in Article 2.

(o)

“Business Day” means a calendar day on which commercial banks are open for business in Paris, France but excludes (a) a Saturday, Sunday or any other statutory or civic holiday in Paris, France, and (b) any day on which commercial banks are authorized or required to be closed in Montreal, Canada.

(p)

“Buyer” has the meaning specified in (a) Section 7.2(e)(i) for the purposes of Article 7 and the related Sale Transaction pursuant to Article 9, or (b) Section 8.1(a) or Section 8.1(b) for the purposes of Article 8 and the related Sale Transaction pursuant to Article 9.

(q)	“Call Notice” has the meaning specified in Section 8.1(a).

(r)	“Call Option Right” means the call option right exercisable against the Affected Securityholder by the other Securityholders under the terms and conditions set in in Article 8.

(s)	“CEO” means the Chief Executive Officer (président within the meaning of article L. 227-6 of the French Commercial Code) of the Corporation.

(t)

“Change of Control” means (i) in relation to Loop Industries, any event following which Loop Industries (or any successor Entity thereof) ceases to be directly or indirectly Controlled by DS, (ii) in relation to Reed Investco, any event following which Reed Management (or any successor Entity thereof) ceases to directly or indirectly Control, advise or manage Reed Investco; (iii) in relation to the Corporation, any event following which Reed Management (or any successor Entity thereof) ceases to directly or indirectly Control the Corporation; and (iv) in relation to any other Person (including for the avoidance of doubt any Affiliate of Loop Industries or Reed Investco, as applicable), any event following which any Person or group of Persons, acting jointly or in concert acquires, directly or indirectly, Control over such Person. For the avoidance of doubt any event following which any Person or group of Persons, acting jointly or in concert acquires, directly or indirectly, Control over Reed Management shall not be considered to be a “Change of Control” under this Agreement.

(u)	“COC Notice” has the meaning specified in Section 7.4(a).

(v)	“COC Offer” has the meaning specified in Section 7.4(a).

(w)

“Commercially Reasonable Efforts” means the efforts that a reasonable and prudent Person who desires to achieve a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of a commercial transaction provided, however that this shall not require a Person to take extraordinary measures, including making any payments in excess of normal filing or processing fees.

(x)	“Confidential Information” has the meaning specified in Section 12.2(a).

(y)	“Control” has the meaning ascribed to it in paragraphs I and II of article L. 233-3 of the French Commercial Code; and “Controlling” and “Controlled by” have corresponding meanings.

(z)	“Corporation” has the meaning specified in the Recitals.

(aa)

“Date of Closing” has the meaning specified in (a) Section 7.2(e)(ii) for the purposes of Article 7 and the related Sale Transaction pursuant to Article 9, or (b) Section 8.3 for the purposes of Article 8 and the related Sale Transaction pursuant to Article 9.

(bb)

“Debt” of any Person means (i) Funded Debt, (ii) indebtedness for the deferred purchase price of property or services represented by a promissory note or other evidence of indebtedness, (iii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, and (iv) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases.

(cc)

“Deputy CEO” means the deputy chief executive officer (Directeur général within the meaning of article L. 227-6 of the French Commercial Code) of the Corporation, who shall work jointly with the CEO to develop, implement the Corporation’s business plan.

(dd)	“Dilutive Issuance” has the meaning specified in Article 11.

(ee)	“Director” means any natural person who has been elected or appointed to the Board in accordance with this Agreement and is a member of the Board at the relevant time.

(ff)	“Director Representative” has the meaning specified in Section 4.4(f).

(gg)	“Disagreement Notice” has the meaning specified in Section 8.2(b).

(hh)	“Dispute” has the meaning specified in Section 15.1.

(ii)	“Disputing Parties” has the meaning specified in Section 15.2(a).

(jj)	“Drag-Along” has the meaning specified in Section 7.5(a)(i).

(kk)	“Drag-Along Notice” has the meaning specified in Section 7.5(a)(iii).

(ll)	“Drag-Along Offer” has the meaning specified in Section 7.5(a)(i).

(mm)	“Drag Buyer” has the meaning specified in Section 7.5(a)(i).

(nn)	“DS” has the meaning specified in the Recitals.

(oo)	“Employee” means a part-time or full-time employee, or a member of the management of the Group from time to time.

(pp)

“Entity” means any partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capacity), limited liability company, stock company, trust, unincorporated association, joint venture or other entity.

(qq)

“Escrow” means the Séquestre Juridique du Barreau de Paris, the Caisse des dépôts et consignations in Paris (France) or any bank of national or international standing who would accept to receive the relevant funds in escrow in accordance with the terms hereof.

(rr)	“Exhibit” means an exhibit to this Agreement.

(ss)	“Extended Offer Period” has the meaning specified in Section 7.2(c).

(tt)	“Fair Market Value” has the meaning specified in Section 10.2(a).

(uu)

“Financial Year” means, in relation to the Corporation, its financial year commencing on January 1st of each calendar year and ending December 31st of such year, as such financial year may be changed in accordance with applicable Laws; provided that the first financial year commenced on December, 24, 2024 and will end on December 31st, 2025.

(vv)	“French Tax Law” means the Laws applicable to Tax levied by a French Governmental Authority.

(ww)	“Funded Debt” of any Person means indebtedness for borrowed money, including obligations with respect to bankers’ acceptances and letters of credit.

(xx)	“GAAP” means generally accepted accounting principles in France at the relevant time as established by the French Accounting Standards Authority.

(yy)

“Governmental Authority” means the government of France or of any other nation, or of any political subdivision thereof, whether provincial, territorial, state, regional, municipal or local, and any department, agency, authority, instrumentality, regulatory body, central bank, court, commission, board, tribunal, arbitration tribunal, bureau or other Entity exercising executive, legislative, regulatory, judicial or administrative powers or functions under, or for the account of, any of the foregoing (including any applicable stock exchange and any administrative independent authority (autorité administrative indépendante)).

(zz)	“Group” means the Corporation and its Subsidiaries. “Group Company” shall be construed accordingly.

(aaa)	“Initial Notice” has the meaning specified in Section 15.2(a).

(bbb)

“Intellectual Property Rights” means statutory and other rights in respect of patents, designs, integrated circuit topographies and circuit layouts, copyrights, neighboring and moral rights, trademarks, corporate names, trade names, trade or industrial secrets, confidential information, know-how, privacy, publicity and personality rights and all other intellectual and industrial property rights (registered or not), granted or recognized under any applicable legislation or as defined in article 2 of the Convention Establishing the World Intellectual Property Organization of July 1967.

(ccc)

“Laws” means any and all (a) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws, (b) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, instruments or awards of any Governmental Authority, and (c) policies, practices, standards, guidelines and protocols to the extent they have force of law.

(ddd)

“License Agreement” means the license agreement dated December, 23, 2024 and entered into between Loop Industries, as licensor, and the Corporation, as licensee, granting a non-transferable, non-exclusive, royalty-bearing license under the Loop Technology, which may only be implemented once and for one facility, with the right to grant one sublicense, as may be amended or modified from time to time.

(eee)

“Licensed Products” means dimethyl terephthalate (rDMT), mono ethylene glycol (rMEG), and any product that is formed or derived from rDMT and/or rMEG that are produced using rDMT and/or rMEG where (a) the DMT and/or MEG is produced through the depolymerization of polyethylene terephthalate (PET) and/or polyester, and (b) such depolymerization is covered by or otherwise involves the use of the Loop Technology.

(fff)

“Lien” means (a) any mortgage, charge, pledge, claim, interest of any kind, third party right, option, restriction on transfer, hypothec, security interest, or lien, and (b) any other encumbrance of any nature or any arrangement or condition which, in substance, secures payment or performance of an obligation, whether contractual, statutory or otherwise, other than Permitted Liens.

(ggg)	“Lock-Up Period” has the meaning specified in Section 6.1.

(hhh)

“Loop’s Knowledge” means the actual knowledge of DS, Mr. Fady Mansour, and/or Mr. Mike de Notaris (after due inquiry), as of the date hereof, in respect of the representations and warranties made by Loop Industries under Sections 3.2(e) and 3.2(h);

(iii)	“Loop Industries” has the meaning specified in the Recitals.

(jjj)

“Loop Industries Convertible Preferred Stocks” are the series B convertible preferred stocks issued by Loop Industries and sold to Reed Investco, the terms and conditions of which are set in Exhibit 1.1(jjj).

(kkk)

“Loop Technology” means proprietary Technology owned or controlled by Loop Industries and/or its Affiliates with respect to PET and other polyester depolymerization technology by methanolysis that produces rDMT and/or rMEG and all Intellectual Property Rights related thereto, of which certain patented (or pending) embodiements, without limitation, are listed in Exhibit 1.1(kkk).

(lll)	“Loss” means any damage, loss, or liability, reasonable attorneys’ and other advisors’ fees and expenses, fine awards, judgments or penalties, directly suffered or incurred.

(mmm)	“Maturity Date” has the meaning specified in Section 5.1(b)(ii).

(nnn)	“Offer” has the meaning specified in Section 7.1(a).

(ooo)	“Offer Notice” has the meaning specified in Section 7.1(a).

(ppp)	“Offer Period” has the meaning specified in Section 7.2(a).

(qqq)	“Offer Price” has the meaning specified in Section 7.1(a).

(rrr)	“Offered Securities” has the meaning specified in Section 7.1(a).

(sss)	“Offerees” has the meaning specified in Section 7.1(a).

(ttt)	“Offeror” has the meaning specified in Section 7.1(a).

(uuu)	“Officer” means the CEO, the Deputy CEO and any other officer of the Corporation that may be appointed by the Board from time to time.

(vvv)	“Option” has the meaning specified in Section 7.5(a)(ii).

(www)	“Ordinary Shares” means the ordinary shares (actions ordinaires) in the capital of the Corporation as described in the Articles from time to time.

(xxx)

“Parties” means, collectively, the Corporation, the Securityholders and any other Person who may, at any time or from time to time, be a party to this Agreement, as well as, but only for the purposes of Sections 3.3 and 3.4, DS, it being however specified that, notwithstanding anything contrary in this Agreement, DS shall never be held as jointly liable (solidairement) with any other Parties under this Agreement.

(yyy)	“Permitted Liens” means Liens approved in an annual business plan from time to time.

(zzz)	“Person” means a natural person or an Entity.

(aaaa)

“Place of Closing” means the offices of Norton Rose Fulbright Canada LLP, Suite 2500, 1, Place Ville Marie, Montreal, Québec or such other place as the Seller and the Buyer under the relevant Sale Transaction mutually agree.

(bbbb)	“Priority Rights” has the meaning specified in Section 13.1(a).

(cccc)	“Promisor” has the meaning specified in Section 7.5(a)(i).

(dddd)	“Promotional Materials” means those advertising and promotional materials with respect to the Loop Technology that may be provided by Loop Industries to the Group from time to time.

(eeee)

“Proportionate Interest” means at any time with respect to any Shareholder, the proportion that the number of Shares held by such Shareholder bears to the total number of issued and outstanding Shares of the Corporation.

(ffff)	“Purchase Agreement” has the meaning specified in the Recitals.

(gggg)

“Purchase Price” has the meaning specified in (i) Section 7.2(e) for the purposes of Article 7 and the related Sale Transaction pursuant to Article 9, or (ii) Section 8.2(a) for the purposes of Article 8 and the related Sale Transaction pursuant to Article 9.

(hhhh)

“Purchased Securities” has the meaning specified in (i) Section 7.2(e) for the purposes of Article 7 and the related Sale Transaction pursuant to Article 9, or (ii)  Section 8.1(b) for the purposes of Article 8 and the related Sale Transaction pursuant to Article 9.

(iiii)	“Put Notice” has the meaning specified in Section 8.1(b).

(jjjj)	“Put Option Right” means the put option right exercisable against the Affected Securityholder by the other Securityholders under the terms and conditions set in Article 8.

(kkkk)	“Recitals” means the recitals of this Agreement.

(llll)	“Recycling Facilities” has the meaning specified in Section 13.1(a).

(mmmm)	“Reed Investco” has the meaning specified in the Recitals.

(nnnn)

“Reed Management” means Reed Management SAS, a simplified joint-stock company (société par actions simplifiée) incorporated under the Laws of France, having its registered office at 15 rue Soufflot 75005 Paris, France, registered with the Registre du commerce et des sociétés of Paris under number 949 366 363.

(oooo)	“Rejected Securities” has the meaning specified in Section 7.2(c).

(pppp)	“Remaining Offerees” has the meaning specified in Section 7.2(c).

(qqqq)	“Restricted Person” has the meaning set forth in Exhibit 1.1(qqqq).

(rrrr)	“Restricted Transaction” has the meaning specified in Section 7.1(d)(i).

(ssss)	“Right of First Refusal” has the meaning specified in Section 7.1(a).

(tttt)	“Sale Transaction” means a transaction of purchase and sale of Securities between or among some or all of the Parties completed in accordance with this Agreement.

(uuuu)

“Sanctioned Person” means any Person who is a designated target of Sanctions or is otherwise a subject of Sanctions, including as a result of being: (a) owned or Controlled directly or indirectly by any Person which is a designated target of Sanctions, or (b) organized under the Laws of any country that is subject to general or country-wide Sanctions, or any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Laws relating to Sanctions.

(vvvv)

“Sanctions” means any economic or trade sanctions or embargoes or restrictive measures enacted, administered, imposed or enforced, from time to time; by the Parliament of Canada, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union or any present or future member state thereof, the United Kingdom’s His Majesty’s Treasury or any other relevant sanctions Governmental Authority.

(wwww)	“SEC” means the United States Securities and Exchange Commission.

(xxxx)

“Securities” means, with respect to any Entity, (i) any ordinary shares, preferred shares or bonds issued by such Entity, and other security or right issued or granted, or to be issued or granted by such Entity, and granting or likely to grant access, either directly or indirectly, immediately or in the future, through conversion, exchange, repayment, presentation or exercise of warrant or through any other means, to the allocation of shares or other securities representing or granting access to a portion of the share capital, of the profits, of the liquidation surplus or the voting rights of such Entity or any Entity Controlled by such Entity, (ii) the preference subscription right (droit préférentiel de souscription) to a share capital increase in cash of such Entity or the allocation right resulting from a share capital increase through capitalization of reserves of such Entity, (iii) any split in the ownership (démembrement) of the securities referred to above, and (iv) any other security of nature similar to securities referred to above issued or granted by any Person further to conversion, merger, demerger (scission), partial contribution (apport partiel d’actifs) or similar operation of such Entity; provided that, unless expressly specified otherwise, the term "Securities", when used in this Agreement, shall refer to the Securities of the Corporation which shall comprise, without limitation, the Shares;

(yyyy)	“Securityholders” means the Persons who, from time to time, hold Securities and are bound by this Agreement and refers, at the date hereof, to Loop Industries and Reed Investco.

(zzzz)

“Seller” has the meaning specified in (i) Section 7.2(e)(ii) for the purposes of Article 7 and the related Sale Transaction pursuant to Article 9, or (ii) Section 8.1(a) or Section 8.1(b) for the purposes of Article 8 and the related Sale Transaction pursuant to Article 9.

(aaaaa)	“Shareholder Loan” has the meaning specified in Section 5.1(a).

(bbbbb)	“Shareholder Loan Agreement” has the meaning specified in Section 5.1(a).

(ccccc)	“Shareholders” means the Persons who, from time to time, hold Shares and are bound by this Agreement and refers, at the date hereof, to Loop Industries and Reed Investco.”

(ddddd)	“Shares” means any shares (actions) issued by the Corporation at any time.

(eeeee)	“Sold Securities” has the meaning specified Section 8.1(a) for the purposes of Article 8 and the related Sale Transaction pursuant to Article 9.

(fffff)

“Subsidiary” means, with respect to any Entity, any other Entity Controlled, directly or indirectly, by such Entity. The term “Subsidiary” shall include all direct or indirect subsidiaries of each Subsidiary.

(ggggg)	“Tag-Along Notice” has the meaning specified in Section 7.4(d).

(hhhhh)	“Tag Offered Securities" has the meaning specified in Section 7.4(a).

(iiiii)	“Tag Offeror” has the meaning specified in Section 7.4(a).

(jjjjj)	“Tag Third Party Buyer” has the meaning specified in Section 7.4(a).

(kkkkk)	“Tax” means any tax, levy, duty, or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying the same).

(lllll)

“Technology” means ideas, concepts, discoveries, inventions, developments, processes, systems, devices, apparatuses, compositions, computer software, methods, procedures, techniques, designs, specifications, plans, documents, schematics, formulae, trade secrets, know-how, algorithms, drawings, diagrams, photos, pictures, prints, models, prototypes, patterns, analysis, evaluations, research, works, physical embodiments, computer files, data, technical information, materials and similar expressions, and all Intellectual Property Rights arising in any and all of the foregoing.

(mmmmm)

“Territory” means the countries within the European Economic Area, United Kingdom, Switzerland, and Turkey, including for the avoidance of doubt any overseas territories of such countries outside continental Europe.

(nnnnn)	“Third Party Buyer” has the meaning specified in Section 7.1(a).

(ooooo)	“Third Party Offer” has the meaning specified in Section 7.1(a).

(ppppp)	“Time of Closing” means 10:00 am Montreal time or such other time on the Date of Closing as the Seller and the Buyer under the relevant Sale Transaction mutually agree.

(qqqqq)

“Transfer” means, in respect of the Securities of an Entity, (a) any transfer of such Securities, directly or indirectly, by operation of Law, by court order, by judicial process, public auction, or by foreclosure, levy or attachment, (b) any sale, assignment, contribution, apport partiel d’actif, merger, demerger, spin-off or similar transaction, gift, donation, redemption, conversion or other disposition of such Securities, directly or indirectly, (c) all transfers, sales or assignments of partial (e.g., jouissance, usufruit, or nue-propriété) or full title over any Security by any legal means, and (d) any transfer of preferential subscription rights, whether or not pursuant to an agreement, arrangement, instrument or understanding, by which legal title to, or beneficial ownership of, such Securities passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value, but does not include the granting, directly or indirectly, of any Lien over such Securities.

(rrrrr)	“Transferor” has the meaning specified in Section 6.2(a).

(sssss)	“Valuation Date” means in the case of a Put Notice delivered pursuant to Article 8, the last day of the month immediately preceding the month of the delivery of such notice.

(ttttt)	“Valuator” has the meaning specified in Section 10.3(b).

(uuuuu)	“Valuator’s Report” has the meaning specified in Section 10.3(c).

1.2	Reclassification of Securities

The provisions of this Agreement apply, mutatis mutandis, to (i) any Securities into which the Securities issued by the Corporation may be converted, changed, reclassified, redesignated, divided or consolidated, (ii) any Securities that are received by a Securityholder as a stock dividend or distribution payable in Securities of the Corporation, and (iii) any Securities that may be received by any Securityholder on a reorganization, amalgamation, consolidation, arrangement, or merger, statutory or otherwise of the Corporation; all of which Securities shall be deemed to be Securities for all purposes of this Agreement.

1.3	Gender and Number

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	words in the singular number include the plural and are to be construed as if the plural had been used and vice versa, and

(b)

words importing the use of any gender include all genders where the context or party referred to so requires, and the rest of the sentence is to be construed as if the necessary grammatical changes had been made.

1.4	Certain Phrases and Calculation of Time

(a)	In this Agreement:

(i)	the words “including” and “includes” mean “including (or includes) without limitation” and

(ii)

in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

(b)

When calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

(c)

Without limiting the generality of the foregoing, whenever payments are to be made or an action taken on a day which is not a Business Day, such payment will be made or such action taken on the next Business Day.

1.5	Headings etc.

(a)

The inclusion of a table of contents, the division of this Agreement into articles and sections and the insertion of headings are for convenient reference only and do not affect and should not be used in the construction or interpretation of this Agreement.

(b)	The words “Article” and “Section” followed by a letter or number refer to the specified Article or Section of this Agreement.

1.6	Currency

All monetary amounts in this Agreement, unless otherwise specified, are stated in euro (symbol: €).

1.7	Accounting Terms

All accounting terms not specifically defined in this Agreement are to be construed in accordance with GAAP.

1.8	Statutory References

Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and the regulations and ministerial orders made under that statute, as the same may, from time to time, be amended, re-enacted or replaced.

1.9	Recitals and Exhibits

(a)	The Recitals and the Exhibits form an integral part of this Agreement.

(b)	The Corporation may, by notice to the Securityholders, amend Exhibit (D) to the extent required to reflect, inter alia, changes in the ownership of the Securities issued by the Corporation.

1.10	No Presumption

If an ambiguity or a question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the Parties. No presumption or burden of proof should arise in favour of any Party by virtue of the authorship of any provision of this Agreement.

1.11	Governing Law

(a)	This Agreement is governed by and is to be interpreted and enforced in accordance with the Laws of France.

(b)

Without prejudice to Article 15, each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of the Commercial Court of Paris, France (Tribunal de commerce de Paris) in any action or proceeding arising out of, or relating to, this Agreement. Each of the Parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

Article 2
Business of the Group

Reed Investco and Loop Industries have established the Corporation held on a 90/10 basis, for the purpose of carrying, directly or indirectly through its Subsidiaries, on a non-exclusive basis, within the Territory, the business of development, design, financing, construction, ownership, operation, solicitation, commercialization, marketing and promotion of chemical upcycling plants and related products using Loop Technology owned and controlled by Loop Industries and/or its Affiliates, the whole in accordance with the terms of Article 13 and Article 14 (the “Business”).

Article 3
Scope of Agreement and Share Ownership

3.1	Representations and Warranties of Reed Investco

Reed Investco represents and warrants to the other Parties in respect of itself only as follows:

(a)

It is the legal owner of the Securities set out opposite its name in Exhibit (D) (as such Exhibit may be updated from time to time in accordance with the provisions of this Agreement), and it has good title to those Securities and no Person has any agreement or any option or right capable of becoming an agreement for the purchase or other acquisition of such Securities.

(b)

It is a simplified joint-stock company (société par actions simplifiée) duly formed and existing under the Laws of France and has the corporate power and capacity to own its Securities and to enter into and perform its obligations under this Agreement.

(c)	Its authorized capital consists of 3,500 euros of which at this date, 3,500 shares (and no more) have been duly issued and are outstanding as fully paid and non‑assessable.

(d)	At the date hereof, all of the issued and outstanding shares of Reed Investco are registered in the name of, and beneficially owned by, Reed Management.

(e)

No Person (other than Reed Management) has any agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase, subscription, allotment or issuance of any of the unissued shares or other Securities in the capital of Reed Investco.

(f)	The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate governance bodies and any relevant third parties on the part of Reed Investco.

(g)	The execution, delivery and performance by it of this Agreement will not result in:

(i)

a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its constating documents (to the extent applicable) or any contracts, agreements or instruments to which it is a party or pursuant to which any of its assets or property may be bound;

(ii)	a breach of, or cause the termination or revocation of, any authorization, licence or permit held by it or necessary to its ownership of Securities;

(iii)	the violation of any applicable Law; or

(iv)	the creation or imposition of any Lien upon any of its property or assets.

(h)	This Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

(i)

There is no requirement to make any filing with, give any notice to, or obtain any authorization of, any Governmental Authority in connection with the execution and delivery of, or the performance of its obligations under this Agreement.

(j)

This Agreement constitutes the only agreement which it has entered into with any other Person (including any other Securityholder) with respect to the manner in which it will vote or deal with its Securities.

(k)	It is a French resident for purposes of Tax within the meaning of French Tax Law.

3.2	Representations and Warranties of Loop Industries

Loop Industries represents and warrants to the other Parties in respect of itself only as follows:

(a)

It is the legal owner of the Securities set out opposite its name in Exhibit (D) (as such Exhibit may be updated from time to time in accordance with the provisions of this Agreement), it has good title to those Securities, free and clear of all Liens, and no Person has any agreement or any option or right capable of becoming an agreement for the purchase or other acquisition of such Securities except as set out in this Agreement.

(b)

It is a corporation duly incorporated and existing under the Laws of the State of Nevada (United States of America) and has the corporate power and capacity to own its Securities and to enter into and perform its obligations under this Agreement.

(c)	The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate governance bodies;

(d)

It has valid ownership or license rights, to use (and sub-licence, if applicable) the Loop Technology as well as all material Intellectual Property Rights necessary or reasonably deemed necessary to (x) enable the Corporation to carry out the Business in accordance with this Agreement as contemplated as of the date hereof, and (y) execute its obligations under this Agreement, including with respect to any Intellectual Property Rights in connection with the Loop Technology.

(e)

To Loop’s Knowledge, the conduct of the Business as presently conducted and the use of the Loop Technology as intended to be used pursuant to this Agreement does not infringe any third parties’ Intellectual Property Rights.

(f)

It holds, directly or indirectly, the entire share capital and voting rights of 9449710 Canada Inc., Loop Canada Inc., and of any Entity holding and/or controlling any Intellectual Property Rights in connection with the Loop Technology and/or necessary or deemed necessary for the Corporation to perform the Business in accordance with this Agreement.

(g)	It has relevant experience in the implementation of Loop Technology on a pilot scale basis.

(h)	To Loop’s Knowledge, the Loop Technology is appropriate for the implementation of the Business under the terms of this Agreement.

(i)	The execution, delivery and performance by it of this Agreement will not result in:

(i)

a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its constating documents (to the extent applicable) or any contracts, agreements or instruments to which it is a party or pursuant to which any of its assets or property may be bound;

(ii)	a breach of, or cause the termination or revocation of, any authorization, licence or permit held by it or necessary to its ownership of the Securities;

(iii)	the violation of any applicable Law; or

(iv)	the creation or imposition of any Lien upon any of its property or assets.

(j)	This Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

(k)

There is no requirement to make any filing with, give any notice to, or obtain any authorization of, any Governmental Authority in connection with the execution and delivery of, or the performance of its obligations under this Agreement.

(l)

This Agreement constitutes the only agreement which it has entered into with any other Person (including any other Securityholder) with respect to the manner in which it will vote or deal with its Securities.

3.3	Representations and Warranties of DS

DS represents and warrants to the other Parties in respect of himself only as follows:

(a)	DS has the capacity to enter into and perform its obligations under this Agreement.

(b)

The execution, delivery and performance of this Agreement fully complies with the Investors Right Agreement and any other agreement relating to Loop Industries that DS has entered into with any holder of Securities in Loop Industries.

(c)	The execution, delivery and performance by DS of this Agreement will not result in:

(i)

a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any contracts, agreements or instruments to which DS is a party or pursuant to which any of his assets or property may be bound;

(ii)	a breach of, or cause the termination or revocation of, any authorization, licence or permit held by Loop Industries; or

(iii)	the violation of any Law applicable to DS.

(d)	This Agreement has been duly executed and delivered by DS and constitutes a legal, valid and binding obligation enforceable against DS in accordance with its terms.

(e)	This Agreement constitutes the only agreement which DS has entered into with any other Person with respect to the Corporation.

3.4	Covenants of the Parties

(a)

Each of the Parties covenants and agrees with the other Parties that it shall vote and take all other necessary actions within its control to fulfill the provisions of this Agreement, including to cause the Corporation to comply with this Agreement. Each Securityholder shall also, to the fullest extent permitted by Law, cause its respective nominees to the Board to act in accordance with this Agreement.

(b)

DS covenants and agrees with the other Parties that he shall vote and take all other necessary actions within its control, notably as a holder of Securities in Loop Industries and as a member of its corporate governance bodies, to fulfill the provisions of this Agreement including using all reasonable efforts to cause Loop Industries to comply with this Agreement.

(c)

DS undertakes to keep Reed Investco duly and timely informed about the on-going proceedings with the SEC and United States Department of Justice relating to an alleged breach of United States securities Laws, in which DS was named as a relief defendant and/or involving several former shareholders and/or managers of Loop Industries. For more certainty, the obligations of DS under this Section 3.4(c) shall not be interpreted in such way as to constrain DS to breach any applicable securities Law.

(d)	Loop Industries hereby undertakes to, and undertakes that its Subsidiaries shall (porte fort):

(i)

hold Reed Investco and its Affiliates harmless of any risk, and agrees to indemnify Reed Investco and its Affiliates for any Loss, on a euro for euro basis, resulting from (i) the on-going proceedings, in which DS was named as a relief defendant and/or involving several former shareholders and/or managers of Loop Industries with the SEC and United States Department of Justice and/or (ii) the matters set forth in Exhibit 3.4(d)(i);

(ii)

(y) keep Reed Investco duly and timely informed about any discussions Loop Industries may have with any Person in respect of project(s) contemplated by Loop Industries at or prior to the date hereof, and (z) make the Corporation participate in the negotiations relating to the project(s) mentioned above and execute any binding documents in respect thereof in lieu of Loop Industries, subject to necessary adaptations, so that, amongst other things, the Corporation comes to hold any interest or receive any revenues Loop Industries was initially supposed to hold in or receive from the project(s) mentioned above;

(iii)

ensure that Loop Industries has at all times appropriate rights to license to applicable third parties (including for the avoidance of doubt any Group Company) the Loop Technology and/or any relevant Intellectual Property Right in connection with the performance of the Business in accordance with this Agreement; and

(iv)

use their best efforts to maintain, enforce, and protect their Intellectual Property Rights in the Territory (including by prosecuting and renewing applications and registrations before intellectual property offices, taking action against third parties in case of infringement, defending claims brought by third parties).

(e)

The Parties agree and acknowledge that the foregoing disclosure obligations are subject to any limitations that may be required under the SEC Regulation FD (Fair Disclosure) selective disclosure rules as they relate to the specific facts and circumstances at such time of disclosure.

(f)

The Parties agree and acknowledge that to the extent material non-public information within the meaning of applicable securities Laws is disclosed, the Parties shall abide by all prohibitions and restrictions applicable to the use and disclosure of material non-public information prescribed by Law, including, but not limited it, the prohibition under the United States securities Laws on any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(g)

If there is a conflict between the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement shall prevail to the fullest extent permitted by Law and each of the Parties shall take or cause to be taken all such steps and proceedings as may be required to amend the Articles to resolve such conflict in favour of the terms of this Agreement.

3.5	Consent and Covenants of the Corporation

The Corporation consents to the provisions of this Agreement and covenants that it will, at all times during the term of this Agreement, (a) be governed by its provisions in conducting its business and affairs, and (b) do or cause to be done all such acts, matters and things as may, from time to time, be necessary or desirable for the carrying out of the terms and intent of this Agreement.

3.6	Survival

The representations and warranties of the Parties contained in Sections 3.1, 3.2 and 3.3 are true in all respect as of the date hereof and the Parties agree that none of the representations and warranties of any of the Parties set forth in Sections 3.1, 3.2 and 3.3, shall survive the execution and delivery of this Agreement, and all such provisions shall terminate as of the execution and delivery of this Agreement. For the avoidance of doubt, the obligations and rights of the Parties set in Sections 3.4 and 3.5 shall continue with respect to each Party until it ceases to be bound by this Agreement.

Article 4
Management of the Corporation

4.1	General Principles

The Corporation is a French incorporated simplified joint-stock company (société par actions simplifiée) managed by the CEO and, if appointed pursuant to Section 4.11, the Deputy CEO both acting under the supervision of the Board that will also resolve upon all material, strategic or business decisions relating to the Group, subject only to such restrictions as are imposed by applicable Laws, by the Articles and/or by this Agreement.

4.2	Board

(a)

The Board shall consist of four (4) Directors, appointed for a renewable one (1)-year term. For as long as Loop Industries or any Affiliate thereof holds Shares, Loop Industries shall have the right to nominate and have elected one (1) Director.

(b)	Each Shareholder shall vote its Shares so as to ensure that the individual nominated by Loop industries in accordance with the provisions of this Section 4.2, is appointed to the Board.

(c)

If a nominee Director of a Shareholder resigns, is removed or otherwise ceases to be a Director (whether as a result of death, disability or otherwise) other than as a result of a Transfer of the Shares of such Shareholder pursuant to a Sale Transaction in accordance with Section 9.2, the Shareholder shall provide notice to the Corporation and the other Shareholder and deliver or cause to be delivered to the Corporation a resignation and release of its nominee Director or Directors, as the case may be, in form and substance satisfactory to the Corporation.

4.3	Vacancies on the Board

(a)

A vacancy on the Board shall be filled by the election or appointment of a replacement Director nominated by the Shareholder whose former nominee has ceased to be a Director for a period ending on the term of the Director that is replaced, unless the Board decides otherwise, provided such Shareholder continues to be entitled to appoint such Director. Each Shareholder shall vote its Shares so as to ensure that the individual nominated as a replacement Director is appointed to the Board.

(b)

Without prejudice to Section 4.4(c), until the vacancy is filled, the Board shall not transact any business relating to a Board Reserved Matter. Notwithstanding the foregoing, if the vacancy has not been filled by the applicable Shareholder within a period of fifteen (15) days following the day on which its former nominee has ceased to be a Director, the Parties agree that the Board shall be authorized to transact on any business, including Board Reserved Matters set forth in Section 4.8, after the expiration of such period.

4.4	Meeting of Directors

(a)

The Board shall meet as often as necessary and at least once every quarter based on a schedule approved in advance by the Board and in respect of which notice (together with details of the matters to be considered) is given no less than five (5) Business Days prior to the proposed meeting, unless all of the Directors waive such notice of meeting or in case of a Board meeting called to address urgent matters. In addition, the CEO or the Deputy CEO or any Director may convene an emergency meeting of the Board upon not less than forty-eight (48) hours prior written notice (together with details of the matters to be considered), unless all of the Directors waive such notice.

(b)	The CEO and the Deputy CEO shall be authorized to attend any Board meetings except for such meetings resolving on matters relating to the CEO or the Deputy CEO, as applicable.

(c)

A quorum for a meeting of the Board shall be at least two (2) Directors then in office and, for any meeting of the Board relating to a Board Reserved Matter, one (1) of whom must be a Director nominee of Loop Industries, so long as Loop Industries is entitled to nominate a Director.

(d)

If a quorum is not in attendance at any Board meeting, the meeting will be adjourned for a period of two (2) Business Days. If a quorum is not in attendance at such adjourned Board meeting, the meeting will be further adjourned for a period of two (2) Business Days. If a quorum of Directors is not present at such third attempt, a meeting of the Board may be held to transact the business described in the agenda (including Board Reserved Matters set forth in Section 4.8) and the Directors present at that meeting shall constitute a quorum.

(e)

The Directors may participate in a meeting by means of such telephone, electronic or other communication facilities as permit all Directors participating in the meeting to hear and communicate with each other simultaneously and a Director participating in the meeting by such means is deemed to be present at the meeting.

(f)

If a Director is unable to attend a Board meeting (an “Appointing Director”), such Director may, with the prior written consent of the other Directors (which consent shall not be unreasonably withheld), appoint another Director from amongst the organisation of the Shareholder for which him or her acts as nominee, such Shareholder’s Affiliates, and their respective officers or directors (a “Director Representative”) to attend, observe and take part in such meeting. A Director Representative may vote on any matter and the presence of such individual will be taken into account in determining a quorum at the meeting.

(g)

Any Director Representative designated pursuant to Section 4.4(f) shall be entitled to attend and vote at any Board meeting (or part thereof) at which the Appointing Director is not present and (in the absence of the Appointing Director) generally to do all the things which the Appointing Director is authorised or empowered to do including the power to approve decisions by way of electronic mail or written resolution. A Director Representative may represent one or more Appointing Directors. A Director Representative may only act with the instructions of the Appointing Director.

4.5	Chairperson of the Board

(a)	The chairperson of the Board is appointed among Reed Investco’s nominee Directors.

(b)	The chairperson of the Board shall not have a second or casting vote on any matter before the Board. He shall ensure that full effect is given to the decisions adopted by the Board.

4.6	Decisions of the Board

(a)

Each Director will have one vote and decisions of the Board, subject to the provisions of Section 4.8, shall be taken by Directors representing a simple majority of votes of the Directors present or represented at a Board meeting.

(b)	Decisions may be validly adopted by electronic mail or by way of written consultation provided that:

(i)	the electronic mail is sent, or the written consultation is signed, by all the Directors (whether acting as principal or by their Director Representatives); and

(ii)	the resolutions concerned are adopted by all of the Directors (whether acting as principal or by their Director Representatives).

(c)

All decisions of the Board shall be duly recorded in minutes jointly signed by the chairperson of the Board and a Director having participated to the Board meeting. Minutes and unanimous written resolutions shall be registered in the Corporation’s corporate books.

4.7	Directors’ Compensation

Except as may otherwise be approved in writing by the Shareholders, no amount may be paid by way of salary, bonus, honorarium or otherwise to any Director for acting as a director of the Corporation. However, each Director shall be reimbursed by the Corporation for reasonable and documented out-of-pocket expenses incurred while attending meetings or otherwise being engaged in the business of the Board.

4.8	Board Reserved Matters

The making of any of the following decisions or the taking of any of the following actions within any Group Company shall require the prior approval of the Board by unanimous decision of the Directors, subject to the provisions of Section 4.3(b) and Section 4.4(d):

(a)	the approval, renewal, modification, or termination of any:

(i)	Sublicense Agreement (as such term is defined in the License Agreement);

(ii)	joint-venture or partnership agreement (including any shareholders’ agreement or any similar agreement binding on any Group Company); or

(iii)	sale agreement, purchase agreement, merger agreement or any other transfer agreement related to the Securities or assets held or owned by any Group Company;

with any Restricted Person or any other agreement which could reasonably lead to the disclosure of all or parts of the Loop Technology to a Restricted Person;

(b)

entering into any contract, transaction or amendments thereto, containing terms that are unusual and that could reasonably be disproportionately detrimental to any Group Company and/or any minority Shareholder, with any Party or with any Person who does not deal at arm’s length with any such Party or any shareholder, owner, partner, director or officer of any such Person or Party, being understood however that this Section 4.8(b) shall not apply to contract, transaction or amendments entered into in application of the provisions of the Priority Rights Protocol set out in Exhibit 13.1(a); and

(c)	any agreement, decision or commitment to do any of the above.

4.9	Meetings of Shareholders

(a)

The Shareholders shall have the powers granted to them pursuant to article L. 227-9 of the French Commercial Code and subject, if applicable, to the prior approval of the Board with respect to those matters that qualify as Board Reserved Matters, shall be competent to adopt the following decisions:

(i)	the approval of the annual and, if applicable, consolidated financial statements;

(ii)	the appointment and removal of the Auditor;

(iii)	any dividends, reserve and other distribution;

(iv)	the increase or reduction of the Corporation’s share capital as well as any other Dilutive Issuances or any share buy-back of the Corporation;

(v)	any matter in relation to the listing or trading of any equity or Debt Securities issued or to be issued by the Corporation on any stock exchange;

(vi)

the merger, demerger, voluntary winding-up, dissolution or liquidation as well as the disposal of a going concern (cession de fonds de commerce et cession de branche d’activité) involving any Group Company;

(vii)	change of corporate form, duration or nationality of the Corporation; and

(viii)	any other amendments to the Articles.

(b)

The CEO, the Deputy CEO or any Shareholder may convene a meeting of the Shareholders. At least five (5) Business Days’ prior written notice of any such meeting, which notice shall set out the matters to be raised at the meeting, must be given (or not less than forty-eight (48) hour notice in the case of an emergency) unless all of the Shareholders waive such notice.

(c)

Unless otherwise provided by applicable Law, any decisions of the Shareholders shall be approved by Shareholders present or represented holding Securities carrying more than fifty percent (50%) of the votes attached to the Securities.

(d)

A quorum for a meeting of Shareholders is such number of Shareholders present or represented by proxy holding Securities carrying more than fifty percent (50%) of the votes attaching to the Securities.

(e)

The Shareholders may participate in a meeting by means of such telephone, electronic or other communication facilities as permit all Shareholders participating in the meeting to hear and communicate with each other simultaneously and a Shareholder participating in the meeting by such means is deemed to be present at the meeting.

(f)

The Shareholders may, in lieu of a meeting, approve any matter over which they have jurisdiction by instrument in writing signed by all of the Shareholders entitled to give such approval. An instrument so signed shall constitute the approval of all Shareholders to the action or matter specified in the instrument and no Shareholder shall have or exercise any dissent or similar rights in connection with either a resolution passed at a meeting or an instrument in writing signed by the specified number of Shareholders.

(g)

With respect to Board Reserved Matters, the Shareholders undertake to vote at the Corporation’s Shareholders’ general meetings in accordance with the decisions taken by the Board pursuant to this Agreement.

4.10	Securityholders’ Decisions

Securityholders’ decisions may be adopted by means of written resolutions signed by each of the Securityholders, or by teleconference (telephone or audiovisual). Minutes and unanimous written resolutions shall be registered in the Corporation’s corporate books.

4.11	Officers

(a)

The CEO shall be appointed by the Board. The CEO candidate(s) submitted to the Board for appointment shall be proposed by Reed Investco. The CEO will be vested with the broadest powers to act (i) as the Corporation’s legal representative and (ii) on behalf of the Corporation, subject to the specific powers granted by applicable Law, by the Articles or by this Agreement, to the Board and the Securityholders.

(b)

At the request of Reed Investco, a Deputy CEO (or equivalent) shall be appointed by the Board. The Deputy CEO candidate(s) submitted to the Board for appointment shall be proposed by Reed Investco and appointed by the Board. The provisions of this Agreement applicable to the CEO shall apply mutatis mutandis to the Deputy CEO.

(c)	The CEO and the Deputy CEO may be removed at any time by the Board with or without cause (ad nutum) upon proposal of Reed Investco.

(d)

The compensation of the CEO and the Deputy CEO shall be determined by the Board. They shall be entitled to the reimbursement of all reasonable expenses incurred in connection with their functions within the Group.

4.12	Financial Statements

(a)

The Corporation shall prepare and deliver to the Board and the Securityholders, within twenty (20) Business Days following the completion of each financial month and financial quarter, a report prepared in accordance with GAAP consisting of an unaudited balance sheet, income statement and statement of changes in financial position.

(b)

The Corporation shall deliver, as soon as practicable and in any event within sixty (60) Business Days after the end of each Financial Year, for review and approval by the Board, the audited financial statements of the Corporation prepared in accordance with GAAP for such Financial Year consisting of a balance sheet, a statement of income and a statement of changes in financial position and such other statements and reports prepared in accordance with GAAP as are required by applicable Law.

(c)	The audited financial statements, as approved by the Board, shall be delivered forthwith to the Shareholders for their approval.

(d)

Should a Securityholder wish that the financial statements of the Corporation referred to in this Section 4.12 be prepared in accordance with the International Financial Reporting Standards at the relevant time as established by the International Accounting Standards Board, such Securityholder shall bear alone all the costs and expenses related thereto at no costs for the Corporation.

4.13	Right to an Audit

A Securityholder may once per financial quarter, at its own expense, cause an audit to be completed of the Corporation’s books and records by an accounting firm appointed by such Securityholder and submitted to a reasonable confidentiality undertaking. Such appointee shall, for the purpose of performing the audit, have access to all books, accounts, records, vouchers, cheques, papers and documents which relate to the Business and may require from the Securityholders, Directors, Officers and Employees, such information and explanations as, in its opinion, are necessary to enable it to complete such audit. The results of the audit shall be disclosed to the Corporation and the other Securityholders.

4.14	Books and Records

(a)

A Securityholder and its authorized representatives may, on reasonable notice during normal business hours without causing undue disruption to the Corporation, review, examine and copy, at its own expense, any books and records of the Corporation.

(b)

If a Securityholder has ceased to own Securities, such former Securityholder and its authorized representatives may have access for a period equal to the last Tax limitation period applicable to the Corporation after it ceases to be a Securityholder, on reasonable notice during regular business hours without causing undue disruption to the Corporation, to the books and records of the Corporation to the extent reasonably required by the former Securityholder either (i) in connection with audits or other dealings with taxing authorities or other Governmental Authorities, (ii) to ensure compliance with the requirements of applicable Laws by the former Securityholder, or (iii) in connection with legal proceedings involving it or any of its directors, officers, employees, consultants or advisors.

Article 5
Corporate Finance and Capital Requirements

5.1	Shareholder Loan

(a)

Reed Investco made available, to the Corporation on December, 23 2024 (the “Date of Payment”) a loan in an aggregate principal amount of ten million euros (€10,000,000) (the “Shareholder Loan”) in the form of a loan agreement set out in Exhibit 5.1(a) (such executed agreement, the “Shareholder Loan Agreement”).

(b)	The Parties hereby agree to the following key terms with respect to the Shareholder Loan:

(i)

The funds made available by Reed Investco to the Corporation under the Shareholder Loan have been used exclusively to finance the payment of the First Royalty Tranche (as such term is defined in the License Agreement).

(ii)	The scheduled maturity date with respect to the Shareholder Loan shall be December, 27, 2027 at the latest, except if the Parties agree to extend such maturity date (the “Maturity Date”).

(iii)	The occurrence of any of the following events shall trigger the early repayment of the Shareholder Loan:

(A)	The Corporation, as borrower, does not pay to Reed Investco, as lender, any amount due and payable by the Corporation under the Shareholder Loan Agreement in the manner required by the same;

(B)

the Corporation, as borrower, has defaulted in payment of any of its other financial indebtedness when due, or the relevant creditor has declared such financial indebtedness to be accelerated and immediately due and payable prior to its specified maturity as a result of an event of default (however described);

(C)	any of the following events occurs with respect to the Corporation, as borrower:

-

any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors (including without limitation a procédure de conciliation or a mandat ad hoc under Livre Sixième of the French Code de commerce);

-

a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution (including without limitation redressement judiciaire, cession totale de l’entreprise, liquidation judiciaire, a procédure de sauvegarde, or a procédure de sauvegarde accélérée under Livre Sixième of the French Code de commerce) or any such resolution is passed;

-

any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

-

any liquidator, administrator, mandataire ad hoc, administrateur provisoire, administrateur judiciaire, conciliateur or mandataire liquidateur or any other person is appointed as a result of any proceedings described above;

-	it declares itself to be insolvent or admits in writing its inability to pay its debts generally as they become due; or

-	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due (including without limitation cessation des paiements) or insolvent; or

(D)	The Corporation, as borrower, ceases to carry on all or a substantial part of its business.

(iv)

Subject to the provisions of this paragraph, the Shareholder Loan Agreement shall provide an eleven and nine tenths percent (11.9%) per annum payment in kind interest, commencing on the drawdown date of the Shareholder Loan and accruing quarterly thereafter until the applicable Maturity Date or repayment in full.

Article 6
Restrictions on Transfer

No Securityholder has the right to Transfer any of its Securities except to Persons and in the manner expressly permitted in this Agreement including, without limitation, this Article 6 and Article 7. Any purported Transfer of Securities made in contravention of this Agreement will be null and void to the fullest extent permitted by applicable Law. The Securityholders shall not approve or ratify any Transfer of Securities made in contravention of this Agreement and the Corporation shall not permit any such Transfer to be recorded on the Securities Transfer register (registres de mouvements de titres) and Securityholders’ individual accounts (comptes individuels de détenteurs de titres) of the Corporation.

6.1	Lock-Up Period

Except for Transfers permitted or required in accordance with the terms of this Agreement,

(a)	Reed Investco shall not have the right to Transfer any of its Securities before December, 27, 2027, and

(b)	Loop Industries shall not have the right to Transfer any of its Securities before the later of:

(i)	December, 27, 2027, or

(ii)	the date on which the Corporation, on its sole decision, completes any of the following:

(A)

enters into a sublicence agreement as sublicensor in accordance with the Priority Rights Protocol set out in Exhibit 13.1(a) and the License Agreement, and the applicable Loop Europe Opportunity (as such term is defined in the Priority Rights Protocol set out in Exhibit 13.1(a)) has received the approval from the Board at FID (as such term is defined in the Priority Rights Protocol set out in Exhibit 13.1(a));

(B)

elects to implement the licensed rights directly without the grant of any sub-licensed rights to a sublicensee in accordance with provisions of the License Agreement, and the applicable Loop Europe Opportunity (as such term is defined in the Priority Rights Protocol set out in Exhibit 13.1(a)) has received the approval from the Board at FID (as such term is defined in the Priority Rights Protocol set out in Exhibit 13.1(a)); or

(C)

receives, upon written agreement of the Corporation, an irrevocable payment instruction (delegation de paiement) given by Loop Industries pursuant to which it is entitled to receive royalties payments relating to the first Pure Licensing Project in accordance with the provisions of Section 4.3(b) of the Priority Rights Protocol set out in Exhibit 13.1(a),

(collectively, and as applicable, the “Lock-Up Period”) without the prior written consent of all Securityholders, which consent may be withheld by any Securityholder in its absolute discretion. The Parties agree, that the Lock-Up Period applicable to Loop Industries under this Section 6.1 has been granted to allow the Corporation to (a) fully implement its rights under the License Agreement; or (b) receive royalties payments relating to the first Pure Licensing Project in accordance with the provisions of Section 4.3(b) of the Priority Rights Protocol set out in Exhibit 13.1(a), in lieu thereof.

6.2	Free Transfers

(a)

The following Transfers of Securities shall not be subject to the Lock-Up Period set in Section 6.1, the Right of First Refusal set in Section 7.1, the Tag Along Right set in Section 7.4, or the Drag Along Right set in Section 7.5 (as applicable):

(i)

any Transfer of Securities by a Securityholder to any of its Affiliates, and vice versa, provided that, (y) if the transferee ceases to be an Affiliate of such Securityholder, such transferee shall immediately transfer its Securities back to the initial Securityholder or to an Affiliate thereof, and (z) the Transferor shall, except as otherwise agreed to in writing by the Securityholders, be jointly and severally liable with such transferee for its observance and performance of this Agreement and shall indemnify the other Parties against any Loss incurred as a result of the failure by the transferee to comply with the provisions of this Agreement;

(ii)	any Transfer of Securities which is agreed in writing between the Parties;

(iii)	any Transfer of Securities made pursuant to and in accordance with the Put Option Right or Call Option Right set in Article 8;

(iv)	any Transfer of Securities made to enforce any Permitted Lien;

provided that all Transfers of Securities pursuant to this Section 6.2 to any transferee who is not a Party may only be completed if:

(i)

the relevant transferring Securityholder (the “Transferor”) sends, not less than ten (10) Business Days prior to the date of the envisaged Transfer, a written notice to the Corporation and the other Securityholders setting out (y) the name and address of the relevant transferee or if it is an Entity, its corporate name, registered address and identification number, and (z) the number of Securities to be Transferred;

(ii)	the relevant transferee executes and delivers to the Corporation an Agreement To Be Bound; and

(iii)

the relevant transferee purchases from the Transferor the applicable proportion of the Shareholder Loan owed by the Corporation to the Transferor in accordance with Section 6.6 applied mutatis mutandis.

6.3	Pledge of Securities

No Securityholder may grant a Lien on any of its Securities without the prior written consent of all of the other Securityholders, which consent may be withheld by any Securityholder in its absolute discretion.

6.4	Deemed Consent

Each of the Parties (a) consents to a Transfer of Securities permitted by this Agreement and completed in accordance with its terms, (b) agrees that (i) such consent shall satisfy any restriction on the Transfer of such Securities contained in the Articles, and (ii) no further consent will be required pursuant to the Articles or otherwise for any such Transfer.

6.5	Prohibited Third Party Buyers

Notwithstanding any other provision of this Agreement, no Securityholder shall Transfer any Securities to a given transferee (whether a Third Party Buyer or any other transferee) which is a Restricted Person.

6.6	Stapling – Transfer of Securities and Shareholder Loan

A Securityholder may not Transfer to a given transferee (whether a Third Party Buyer or any other transferee) any of its Securities or Shareholder Loan without simultaneously Transferring to the same transferee the same proportion of its Securities or Shareholder Loan, as applicable, so that such transferee holds the same mix of Securities and Shareholder Loan before and after completion of the proposed Transfer, it being understood for more certainty that any such Transfer of Securities or Shareholder Loan may not amend the terms or increase the liabilities of the Corporation set forth in any Shareholder Loan Agreement, or in the terms and conditions of any Security, as applicable.

The provisions of this Section 6.6 shall not apply to any free Transfer referred to in Section 6.2(a)(i).

Article 7
Securities Sales and Right of First Refusal - Drag Along Right

7.1	Right of First Refusal

(a)

If, at any time after the Lock-Up Period, a Shareholder holding less than fifty percent (50%) of the issued and outstanding Ordinary Shares (the “Offeror”) receives a bona fide written offer capable of acceptance by the Offeror (a “Third Party Offer”) from a Person dealing at arm’s length with the Offeror (the “Third Party Buyer”) to purchase all or part of the Shares owned by the Offeror (the “Offered Securities”), which the Offeror is prepared to accept, the Offeror shall, by notice in writing (the “Offer Notice”) to the other Shareholders (the “Offerees”) and the Corporation, make an offer (the “Offer”) to sell the Offered Securities to the Offerees at the same price (the “Offer Price”) and upon the same terms and conditions as are contained in the Third Party Offer (the "Right of First Refusal").

(b)

The Offer Notice shall (i) identify in reasonable detail the Third Party Buyer and, if the Third Party Buyer is not a natural person, those Persons who Control the Third Party Buyer, (ii) be accompanied by a true and complete copy of the Third Party Offer setting out all of its terms (which shall include an offer to purchase the Shareholder Loan, as provided in Section 6.6), and (iii) provide such information concerning the business experience and financial condition of the Third Party Buyer as is reasonably available to the Offeror. The Offer shall not be revocable during the Offer Period except with the prior written consent of all of the Offerees.

(c)

For the avoidance of doubt, subject to the provisions of Section 7.1(d), a Shareholder holding fifty percent (50%) or more of the issued and outstanding Ordinary Shares, at the time such Shareholder receives a Third Party Offer, shall not be required to comply with the provisions of Sections 7.1, 7.2 and 7.3, it being understood, however, that such Shareholder remains bound by the applicable Lock-Up Period.

(d)	If:

(i)

Any Securityholder or any Group Company intends to enter into an agreement, transaction or similar arrangement falling under Section 4.8(a)(iii) with a Restricted Person identified in subparagraphs (b)(i), (b)(ii), (b)(iii), and (b)(iv) of Exhibit 1.1(qqqq) (Restricted Person) (a “Restricted Transaction”);

(ii)

such Restricted Transaction is approved by the Board by simple majority by way of an exception to the provisions of Section 4.8(a) described in subparagraph (b) of Exhibit 1.1(qqqq) (Restricted Person); and

(iii)	Loop’s nominee Director to the Board voted against the approval of such Restricted Transaction,

then, Loop Insdustries shall benefit from a right of first refusal over the applicable Restricted Transaction and the provisions of Sections 7.1(a), 7.1(b), 7.2 and 7.3 shall apply mutatis mutandis, being understood, however, that (A) Loop Insdustries, its Affiliates, and/or any third party working jointly with Loop Industries for such purpose shall be the only “Offerees”; (b) the “Offered Securities” may refer to any Securities or assets being transferred as part of the Restricted Transaction; (C) and the “Offer Period” shall be of seventy-five (75) days starting on the date of the approval by the Board by simple majority of the applicable Restricted Transaction.

7.2	Acceptance of Offer

(a)

The Offerees may purchase the Offered Securities rateably based upon the number of Shares owned by them (on a fully diluted basis) on the date the Offer Notice was given or in such other proportion as the Offerees may agree. Each Offeree who wishes to acquire Offered Securities has a period of sixty (60) Business Days from the date the Offer Notice was given (the “Offer Period”) to accept the Offer and submit a binding (subject to the satisfaction of the required regulatory conditions, as applicable) offer, to acquire its pro rata share of the Offered Securities, for a cash consideration equal to the Offer Price. Such acceptance shall be evidenced by a notice in writing given by the Offeree to the Offeror, the Corporation and the other Offerees within the Offer Period.

(b)

If the consideration to be received by the Offeror from the Third Party Buyer pursuant to the Third Party Offer is not in cash (i.e., shares, services, goods, rights, etc.), the Offered Securities subject to the Right of First Refusal may, at the option of the Offerees, be paid for in immediately available funds and for a price per Offered Security equivalent to the price per Offered Security to be paid by the Third Party Buyer as part of the Third Party Offer. If an Offeree requests by notice in writing that the Fair Market Value of the Offered Security shall be established, the Parties agree that the Offer Period shall be suspended for the period of time between the notice provided by the Offeree and the final determination of the Fair Market Value in accordance with the Provisions of Article 10.

(c)

On the first Business Day following the last calendar day of the Offer Period, the Corporation shall send a notice to each Shareholder indicating which Offerees have agreed to purchase the Offered Securities. If (i) an Offeree does not give notice as provided in Section 7.2(a) or otherwise indicates that it does not wish to purchase Offered Securities and the Offerees have not agreed among themselves to acquire those Offered Securities, the Offered Securities that such Offeree had been entitled to purchase (the “Rejected Securities”) may instead be purchased by the Offerees who did give such notice. Within five (5) Business Days after the end of the Offer Period (the “Extended Offer Period”), each Offeree who wishes to purchase Rejected Securities (the “Remaining Offerees”) will give an additional notice (an “Additional Notice”) to the Offeror, the Corporation and the other Offerees setting out the number of Rejected Securities it is prepared to acquire. If the Remaining Offerees have offered to acquire a total number of Rejected Securities in excess of the number of Rejected Securities available, unless the Remaining Offerees agree otherwise, the Rejected Securities shall be allocated to the Remaining Offerees based on the lesser of the amount set out in its Additional Notice and its rateable share based on the number of Shares held (on a fully diluted basis) by the Remaining Offerees as of the date of the Offer Notice. If, after allocating the Rejected Securities as provided above, there remain any unallocated Rejected Securities, unless the Remaining Offerees agree otherwise, those Rejected Securities shall be allocated among the Remaining Offerees who did not receive the number of Rejected Securities specified in their Additional Notices based on the number of Securities held (on a fully diluted basis) by those Securityholders as of the date of the Offer Notice.

(d)

If the Offerees do not agree to acquire all of the Offered Securities (including all of the Rejected Securities), the Corporation will so notify each of the Shareholders and the right of the Offerees to acquire any of the Offered Securities will be extinguished, the Offer will be of no further force or effect, and the Offeror may sell all Offered Securities to the Third Party Buyer in accordance with Section 7.3.

(e)

If all the Offered Securities (the “Purchased Securities”) are being acquired by the Offerees at the Offer Price (the “Purchase Price”), the closing of the Sale Transaction shall take place at the Place of Closing at the Time of Closing on the date which is:

(i)

twenty (20) Business Days after the later of: (A) the expiry of the Offer Period; (B) the obtaining of all the required regulatory clearances or the obtaining of all works council or labor Laws authorisations by the Offerees, as applicable; or

(ii)	such other date as the Offerees (the “Buyer”) and the Offeror (the “Seller”) may agree (the “Date of Closing”).

(f)	The Sale Transaction shall be completed in accordance with the general sale provisions of Article 9.

7.3	Right to Sell Offered Securities to Third Party

(a)

If the Offerees have not agreed to acquire all of the Offered Securities by the end of the Offer Period or the Extended Offer Period, as applicable, then, subject to the provisions of this Section 7.3, the Offeror may, within a period of sixty (60) Business Days after the expiry of the Offer Period or the Extended Offer Period, as applicable, sell the Offered Securities to the Third Party Buyer in accordance with the Third Party Offer.

(b)

The Board (excluding for more certainty the Directors nominees of the Offeror) may require proof that the sale to the Third Party Buyer took place in accordance with the Third Party Offer and the Board may refuse to permit the recording of the transfer of the Offered Securities if it has reason to believe that the purchase and sale transaction was completed otherwise than in accordance with the provisions of the Third Party Offer.

(c)

No sale to any Third Party Buyer pursuant to a Third Party Offer shall be valid or effective until the Third Party Buyer (i) complies with Section 6.6, and (ii) executes and delivers to the Corporation an Agreement To Be Bound.

7.4	Mandatory Purchase by Third Party: Tag-Along Right

(a)

If, at any time after the Lock-Up Period, a Shareholder holding fifty percent (50%) or more of the issued and outstanding Ordinary Shares (the “Tag Offeror”), receives a bona fide written offer capable of acceptance by the Tag Offeror, which may cause a Change of Control of the Corporation if the transactions contemplated in such offer are completed and which complies with the requirements set forth in Section 7.4(c) (a “COC Offer”) from a Person dealing at arm’s length with the Tag Offeror (the “Tag Third Party Buyer”) to purchase for cash all or part of the Shares owned by the Tag Offeror (the “Tag Offered Securities”), which the Tag Offeror is prepared to accept without triggering the provisions of Section 7.5, the Tag Offeror and the Tag Third Party Buyer must give notice of the proposed sale (a “COC Notice”) to the Corporation and the other Securityholders at least fifteen (15) Business Days prior to the proposed completion date of the transactions set forth in the COC Offer. Following the issuance of the COC Notice, the COC Offer shall not be revocable except with the prior written consent of all Securityholders.

(b)

The COC Notice shall (i) identify in reasonable detail the Tag Third Party Buyer and, if the Tag Third Party Buyer is not a natural person, those Persons who Control the Tag Third Party Buyer, (ii) be accompanied by a true and complete copy of the COC Offer setting out all of its terms (which shall include an offer to purchase the Shareholder Loan, as provided in Section 6.6), (iii) include the tag-along offer set forth in Section 7.4(c), and (iv) provide such information concerning the business experience and financial condition of the Tag Third Party Buyer.

(c)	Any COC Offer must include a conditional offer by the Tag Third Party Buyer to purchase from each Securityholder:

(i)

a number of Securities equal to the product of (A) the Proportionate Interest of such Securityholder; and (B) the number of Tag Offered Securities, on the same terms and conditions as the Tag Offeror proposes to sell the Tag Offered Securities to the Tag Third Party Buyer, and

(ii)	the same proportion of the Shareholder Loan of such Securityholder as provided in Section 7.4(f).

For illustration purposes only, if Loop Industries and Reed Investco each hold respectively one hundred (100) and nine hundred (900) Ordinary Shares, which represent all issued and outstanding Shares, and Reed Investco proposes to sell six hundred (600) Tag Offered Securities to the Tag Third Party Buyer, the Tag Third Party Offer must include a conditional offer to purchase sixty (60) Ordinary Shares from Loop Industries and five hundred forty (540) Ordinary Shares from Reed Investco as well as sixty percent (60%) of the Shareholder Loan held by Loop Industries and sixty percent (60%) of the Shareholder Loan held by Reed Investco, as applicable.

(d)

The offer set forth in Section 7.4(c) may be accepted by a Securityholder if it delivers an irrevocable and unconditional notice of acceptance in writing to the Corporation, the Tag Offeror and the Tag Third Party Buyer (the “Tag-Along Notice”) no later than ten (10) Business Days after receipt by it of the COC Notice.

(e)	If a Securityholder gives a Tag-Along Notice within the specified time period:

(i)

the Tag Offeror shall not sell any of the Tag Offered Securities to the Tag Third Party Buyer unless the Tag Third Party Buyer also purchases the Securities of such Securityholder on the same terms as are applicable to the sale of Tag Offered Securities by the Tag Offeror; and

(ii)

such Securityholder shall give (y) customary representations and warranties relating to its authority, capacity to contract and ownership of the Securities to be Transferred free and clear of Liens, and (z) the same representations and warranties given by the Tag Offeror to the Tag Third Party Buyer with liability thereunder to be allocated between each of them in proportion to the consideration proceeds they each receive over the aggregate consideration they receive for the Transfer of their Securities.

(f)

Contemporaneously with the completion of a transaction of purchase and sale under a Tag Third Party Offer, the Tag Third Party Buyer shall purchase from the Tag Offeror and each Securityholder who has given a Tag-Along Notice the applicable proportion of Shareholder Loan owed by the Corporation in accordance with Section 6.6.

(g)

For the avoidance of doubt, Loop Industries’ participation in any transaction of purchase and sale under a Tag Third Party Offer shall not preclude Loop Industries from using its Put Option Right with respect to its remaining Securities.

7.5	Drag-Along Right

(a)	The Option

(i)

Should Reed Investco decide to accept a bona fide offer from a Person dealing at arm’s length with Reed Investco (a “Drag Buyer”), acting alone or in concert within the meaning of article L. 233-10 of the French commercial code, to purchase all of the issued and outstanding Securities of the Corporation owned by all of the Securityholders (the “Drag-Along Offer”), then Loop Industries (the “Promisor”) irrevocably promises to Transfer, on the same terms and conditions as the Drag-Along Offer, but subject to the provisions of Section 7.5(b)(ii), and at the same time as Reed Investco, all of its Securities to the Drag Buyer (the “Drag-Along”), being understood however, that Loop Industries shall (i) only be giving to the Drag Buyer representations and warranties strictly related to its ownership of the Securities and (ii) only indemnify the Drag Buyer for breaches of such limited representations and warranties and default to Transfer such Securities.

(ii)	For the purpose of the Drag-Along, the Promisor hereby grants to Reed Investco, which accepts, this irrevocable promise to Transfer all of its Securities to the Drag Buyer (the “Option”).

(iii)

In the event Reed Investco wishes to exercise the Option, Reed Investco shall notify in writing the Promisor of such intention to exercise the Option (the “Drag-Along Notice”). Such Drag-Along Notice shall (i) identify in reasonable detail the Drag Buyer and, if the Drag Buyer is not a natural person, those Persons who Control the Drag Buyer, and (ii) be accompanied by a true and complete copy of the Drag-Along Offer setting out all of its terms (which shall include an offer to purchase the Shareholder Loan, as provided in Section 6.6).

(b)	Determination of the exercise price of the Option

(i)

If the Option is exercised in accordance with the terms provided in Section 7.5(a)(iii), the Promisor undertakes to, subject to the provisions of Section 7.5(b)(ii), Transfer its Securities to the Drag Buyer in accordance with the terms and conditions (including the purchase price) of the Drag-Along Offer as notified to the Promisor pursuant to the Drag-Along Notice.

(ii)

Notwithstanding the other provisions of this Section 7.5 and notwithstanding the type of consideration to be received by Reed Investco from the Drag Buyer pursuant to the Drag-Along Offer (i.e., cash, shares, services, goods, rights, etc.), the Securities of the Promisor subject to the Option may only be paid for in immediately available funds and for a price per Security equivalent to the price per Security to be paid by the Drag Buyer as part of the Drag-Along Offer.Any Party may request by written notice that the Fair Market Value of the applicable Securities be established in accordance with the provisions of Article 10.

(iii)

The Transfer and the payment of the purchase price will take place at the latest between (i) three (3) months after the date on which the Promisor received the Drag-Along Notice, (ii) the final determination of the Fair Market Value of the applicable Securities, if required by a Party, or (iii) as set out in the Drag-Along Offer.

(iv)	The Transfer shall be conditional upon the delivery:

(A)

to the Promisor of any document evidencing the completion of a wire transfer of immediately available funds in an amount at least equal to the purchase price of its Securities, as set forth in Section 7.5(b)(ii), to the account(s) designated by the Promisor in writing to Reed Investco and the Drag Buyer; and

(B)

to Reed Investco of a stock transfer form (ordre de mouvement) duly completed and signed, requesting the Corporation to effect the Transfer of the relevant Securities from the Promisor to the Drag Buyer.

Article 8
Call and Put Option Right

8.1	Call and Put Option Right in case of Change of Control

(a)

If at any time, including during the Lock-Up Period, Loop Industries undergoes a Change of Control (the “Affected Loop Securityholder”), Reed Investco may, upon notice in writing (a “Call Notice”) to the Corporation and all Shareholders, require the Affected Loop Securityholder to sell all, but not less than all, of the Securities owned by it (collectively, the “Sold Securities”) to Reed Investco or any of its Affiliates. Thereafter, Reed Investco or its designated Affiliate (a “Buyer”) shall purchase from the Affected Loop Securityholder (the “Seller”), and the Seller shall sell to the Buyer, the Sold Securities at the price per Security and upon the terms set forth in this Article 8 and in Article 9.

(b)

If at any time, including during the Lock-Up Period, any of Reed Investco (the “Affected Reed Securityholder” and collectively with the Affected Loop Securityholder, as applicable, the “Affected Securityholder”) or the Corporation undergoes a Change of Control, Loop Industries may upon notice in writing (a “Put Notice”) to the Corporation and all Shareholders, require the Affected Reed Securityholder to purchase all, but not less than all, of the Securities owned by it (collectively, the “Purchased Securities”). Thereafter, Loop Industries (the “Seller”) shall sell to the Affected Reed Securityholder (the “Buyer”), and the Buyer shall purchase from the Seller, the Purchased Securities at the price per Security and upon the terms set forth in this Article 8 and in Article 9; or

(c)

Contemporaneously with the completion of a Sale Transaction contemplated by this Article 8, the Buyer shall purchase from each Seller all Shareholder Loan owed by or due to, as applicable, the Corporation to such Seller in accordance with Section 6.6 applying mutatis mutandis.

(d)

Each Shareholder accepts its Call Option Right or Put Option Right, as applicable, as an option only, which the applicable Shareholder other than the applicable Affected Securityholder have the right, but not the obligation, to exercise freely, in accordance with this Article 8.

(e)

The Parties hereby agree that the Call Option Right or Put Option Right, as applicable, is a unilateral undertaking (promesse unilatérale d’achat) within the meaning of article 1124 of the French Civil Code. For the avoidance of doubt, such Call Option Right or Put Option Right, as applicable, may not be revoked under any circumstances. Consequently, the purchase or sale (as applicable) shall be binding, final and unconditional upon delivery to the Affected Securityholder by the other Shareholders of a Call Notice or Put Notice in accordance with the terms hereof.

8.2	Calculation of Purchase Price

(a)

The purchase price for the Purchased Securities or Sold Securities, as applicable, under Section 8.1 (the “Purchase Price”) shall be the Fair Market Value of the Securities as set out in the Call Notice or Put Notice, as at the date the Call Notice or Put Notice is delivered.

(b)

If an Affected Securityholder who receives a Call Notice or Put Notice disagrees with the Fair Market Value set out in the Call Notice or Put Notice, and notifies the Corporation and the other Shareholders that it disagrees with such value within five (5) Business Days of receipt of the notice (the “Disagreement Notice”), the Fair Market Value shall be determined in accordance with the provisions of Article 10 and the Purchase Price shall be the Fair Market Value of the Securities as so determined. If no Disagreement Notice is received within such prescribed period, the Parties shall be deemed to have accepted the Fair Market Value as set out in the applicable notice.

8.3	Closing

The closing of a Sale Transaction contemplated by this Article 8 shall take place at the Place of Closing at the Time of Closing on the date (the “Date of Closing”) which is the later of (a) ten (10) Business Days after obtaining of all the required regulatory clearances or the obtaining of all works council or labor Laws authorisations by the Affected Securityholder, or (b) ten (10) Business Days after the Purchase Price for the Purchased Securities is finally determined in accordance with the provisions of Article 10.

Article 9
Procedure For Sale Of Securities

9.1	Application of Sale Provisions

(a)

Except as may otherwise be expressly provided in this Agreement, the provisions of this Article 9 shall apply to any sale of Securities between Securityholders or between Securityholders and the Corporation pursuant to the provisions of this Agreement.

(b)

For the purpose of this Article 9, the terms “Seller”, “Buyer”, “Date of Closing”, “Purchase Price” and “Purchased Securities” with respect to any Sale Transaction shall have the meanings specified in Article 7 and Article 8, as applicable.

9.2	Obligations of Seller

At or prior to the Time of Closing, the Seller shall:

(a)	assign and transfer to the Buyer the Purchased Securities;

(b)	deliver to the Buyer the duly completed, signed and dated transfer orders (ordres des mouvements) with respect to the transfer of the Purchased Securities;

(c)

cause the Corporation to deliver to the Buyer the share transfer registry (registres des mouvements de titres) and the shareholders’ individual accounts (comptes individuels d’actionnaires) of the Corporation reflecting completion of the transfer of the Purchased Securities from the Seller to the Buyer;

(d)	do all other things required in order to deliver good and marketable title to the Purchased Securities to the Buyer free and clear of all Liens;

(e)	deliver to the Corporation resignations of the Seller its nominee Directors and Officers of the Corporation, if any;

(f)

deliver to the Corporation releases signed by the Seller and its nominee Directors and Officers, if any, of all claims they (or any of them) may now or in the future have against the Corporation with respect to any matter or thing whatsoever arising up to and including the Time of Closing, except for any claims (i) which might arise out of the Sale Transaction; (ii) based on theft, fraud, wilful or illegal misconduct or gross negligence of the Corporation, its Directors or Officers; or (iii) any claims arising out of bona fide disputes arising prior to the Date of Closing, the cost or value of which has not been included in any determination of Fair Market Value of the Purchased Securities; and

(g)

deliver to each of the remaining Securityholders releases signed by the Seller, and its nominee Directors and Officers, if any, of all claims they (or any of them) may now or in the future have against each remaining Securityholder and its nominee Directors and Officers with respect to any matter or thing whatsoever arising up to and including the Time of Closing, except for any claims (i) which might arise out of the Sale Transaction; (ii) based on theft, fraud, wilful or illegal misconduct or gross negligence of the Shareholder, its nominee Directors and Officers, if any; or (iii) any claims arising out of bona fide disputes arising prior to the Date of Closing, the cost or value of which has not been included in any determination of Fair Market Value of the Purchased Securities.

9.3	Seller Representations and Warranties

Each Seller shall represent and warrant to the Buyer of the Purchased Securities effective as at the Time of Closing, that:

(a)	the Purchased Securities are beneficially owned by the Seller and are free and clear of all Liens;

(b)	no Person has any agreement or any option or right capable of becoming an agreement for the purchase or other acquisition of the Purchased Securities; and

(c)

the Sale Transaction will not result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any contracts, agreements or instruments to which the Seller is a party or pursuant to which any of its assets or property may be bound.

The representations and warranties shall survive closing of the Sale Transaction and any termination of this Agreement.

9.4	Deliveries to Seller

At or prior to the Time of Closing, each of the remaining Securityholders shall:

(a)

deliver to the Seller releases signed by it and its nominee Directors and Officers, if any, of all claims they (or any of them) may now or in the future have against the Seller and its nominee Directors and Officers, if any, with respect to any matter or thing whatsoever arising up to and including the Time of Closing, except for any claims (i) which might arise out of the Sale Transaction; (ii) based on theft, fraud, wilful or illegal misconduct or gross negligence of the Seller, its nominee Directors and Officers, if any; or (iii) any claims arising out of bona fide disputes arising prior to the Date of Closing, the cost or value of which has not been included in any determination of Fair Market Value of the Purchased Securities; and

(b)

cause the Corporation to deliver to the Seller releases signed by the Corporation of all claims it may now or in the future have against the Seller, and its nominee Directors and Officers, if any, with respect to any matter or thing whatsoever arising up to and including the Time of Closing, except for any claims (i) which might arise out of the Sale Transaction; (ii) based on theft, fraud, wilful or illegal misconduct or gross negligence of the Seller, its nominee Directors and Officers, if any; or (iii) any claims arising out of bona fide disputes arising prior to the Date of Closing, the cost or value of which has not been included in any determination of Fair Market Value of the Purchased Securities.

9.5	Payment of Purchase Price

Unless otherwise agreed in the Sale Transaction and permitted by this Agreement, the Purchase Price shall be paid by the Buyer in full by wire transfer at the Time of Closing.

9.6	Non-Compliance With Certain Conditions

If at the Time of Closing the Purchased Securities are not free and clear of all Liens, the Buyer may, without prejudice to any other rights which it may have, purchase the Purchased Securities subject to such Liens or in the absence of such evidence or certificate, and, in that event, the Buyer shall, at the Time of Closing, (i) assume all obligations and liabilities with respect to such Liens, and (ii) make the payment of all transfer, documentary, notarial, registration, stamp and other similar Taxes that may be levied or imposed by reason of the transfer to the Buyer of the Purchased Securities; and in each such case, the Purchase Price payable by the Buyer for the Purchased Securities shall be satisfied, in whole or in part, as the case may be, by such assumption or payment and the amount so assumed or paid shall be deducted from the Purchase Price payable at the Time of Closing.

9.7	Non-Completion by Seller

(a)

If, at the Time of Closing, the Seller fails to complete the Sale Transaction, the Buyer may deposit the price of the Purchased Securities with the Escrow of its choice. In such case, the mere remittance to the Corporation of a copy of the Put Notice and a receipt from the Escrow shall be deemed a duly executed transfer order and shall cause the Corporation, which the Corporation hereby accepts, to register the corresponding transfer of Purchased Securities in the Securities Transfer registry (registres des mouvements de titres) and the relevant individual shareholders’ accounts (comptes individuels d’actionnaires). As per article R. 228-10 of the French Commercial Code, the date of transfer of ownership of the Purchased Securities would be deemed set by the Parties on the date of receipt by the Corporation of a copy of the Put Notice.

(b)

The Seller shall be entitled to receive the amount deposited pursuant to Section 9.7(a) (less reasonable and documented expenses (including legal fees) incurred in holding such funds) together with the releases to which it may be entitled pursuant to Section 9.4 on delivery to the Buyer of the documents referred to in Section 9.2 and in compliance with all other provisions of this Article 9.

9.8	No solidarity

For greater certainty, the Parties acknowledge and agree that where a Sale Transaction involves more than one Buyer, the Buyers in such Sale Transaction are not solidarily liable for the payment of the Purchase Price for the Purchased Securities or the repayment or assumption of any Debt, but are only liable for their agreed share.

Article 10
Fair Market Value

10.1	Purchase Price for Securities

The provisions of this Article 10 shall apply with respect to any determination of Fair Market Value required to be made pursuant to this Agreement.

10.2	Meaning of Fair Market Value

(a)

For purposes of this Agreement, “Fair Market Value” means the price per Security, determined by a Valuator pursuant to this Article 10 as of the relevant Valuation Date, that would be received upon a sale of all of the issued and outstanding Shares in a single transaction determined in an open and unrestricted market between prudent parties, acting at arm’s length and under no compulsion to act, and having reasonable knowledge of all relevant facts concerning the Corporation.

(b)

The determination of Fair Market Value shall be made as if the Corporation were a “going concern” (except to the extent that market, financial, economic, business or other conditions dictate different criteria in the reasonable judgment of the Valuator) without any discount for a minority interest or any premium for control. Fair Market Value shall not be reduced because (i) the Securities are not publicly traded, (ii) the Seller owns a minority interest in the Corporation, or (iii) the Corporation may lose the services of the Seller as a result of the Sale Transaction. The proceeds of life insurance, if any, which are payable to the Corporation because of the death of a Seller shall not be taken into account in making such valuation.

10.3	Determination of Fair Market Value

(a)

Upon reception of a Disagreement Notice, in accordance with Section 8.2(b), or when the Fair Market Value must otherwise be established in accordance with the terms of this Agreement, the Seller and the Buyer (or the applicable Parties) shall negotiate expeditiously and in good faith to arrive at a mutually agreeable Fair Market Value within ten (10) Business Days after the reception of the Disagreement Notice (or such longer period of time as the Buyer and the Seller agree). If an agreement is reached, the amount so determined and agreed shall become the Fair Market Value of the Securities for purposes of the Sale Transaction to which it relates.

(b)

If the Seller and Buyer are unable to agree on the Fair Market Value in accordance with Section 10.3(a), the matter will be submitted for determination to an independent qualified business valuator mutually agreed to by the Seller and Buyer and, failing such agreement within a further period of five (5) Business Days, such independent qualified business valuator will be appointed by the President of the commercial court of Paris (Tribunal de commerce de Paris) according to the accelerated procedure (procédure accélérée au fond) on the demand of the most diligent Party (the “Valuator”).

(c)

The Valuator so selected shall determine Fair Market Value as quickly as practicable and, in any event, no later than twenty (20) Business Days after the date of its selection having regard to the factors identified in Section 10.2. The Valuator shall deliver its report (the “Valuator’s Report”) to the Corporation, the Seller and the Buyer and the Valuator’s Report shall be conclusive and binding on all parties. The Fair Market Value so determined shall become the Fair Market Value of the Securities for purposes of the Sale Transaction to which it relates.

(d)

In determining the Fair Market Value of the Shares, the Valuator shall be considered an expert, acting pursuant to article 1592 of the French Civil Code, and shall not be construed as acting as an arbitrator.

10.4	Cost and Expenses

The costs and expenses of the Valuator incurred in connection with preparation of the Valuator’s Report shall be shared equally by the Seller and the Buyer. If there is more than one Buyer, the Seller shall pay 50% of the cost and expenses and the Buyers shall pay the remaining amount rateably based on the number of Securities being acquired. If there is more than one Seller, the Buyer shall pay 50% of the cost and expenses and the Sellers shall pay the remaining amount rateably based on the number of Securities being sold.

10.5	Extended Meaning

For purposes of Sections 10.2 and 10.3, a reference to the Buyer where there is more than one Buyer means the Buyers acting jointly as if they were one Buyer and a reference to a Seller where there is more than one Seller means the Sellers acting jointly as if they were one Seller.

Article 11
Anti-dilution

Any issuance of new Securities (a “Dilutive Issuance”), including any share capital increase or other forms of equity injections in the Corporation, shall be approved in accordance with this Agreement and made in accordance with the following rules:

(a)

the Securities shall be issued at Fair Market Value, as determined by the Board based upon the report of a recognized valuation firm with first rank reputation, unless otherwise agreed by the Securityholders;

(b)

the Securityholders will have the right to participate in the Dilutive Issuance in proportion of their Proportionate Interest in order for such Securityholders to maintain their shareholding percentage which they held immediately prior to the Dilutive Issuance; and

(c)	any Securityholder wishing to subscribe to the Dilutive Issuance may designated any of its Affiliates to subscribe all or part of its entitlement.

Article 12
Restrictive Covenants

12.1	Non-Interference

At all times during which a Party is a Securityholder and for a period of two (2) years thereafter, a Securityholder shall not on its own behalf or on behalf of, or together with, any other Person, directly or indirectly, in any capacity whatsoever make statements which are reasonably likely to adversely affect the public standing of the Corporation or of any other Securityholder.

12.2	Confidentiality

(a)

Each Securityholder acknowledges that all records, material and information obtained by it and relating to the Corporation (other than information and material which the Corporation is required to deliver to the Securityholders under applicable Laws) and to each individual Securityholder are and shall remain the exclusive property of the Corporation or the applicable Securityholder, as the case may be. Each Securityholder shall, and shall cause its representatives (including any Director Representatives) to, keep in the strictest confidence, not disclose and not use, without the prior written consent of all of the Securityholders (or of the applicable Securityholder in connection with its information), any non-public information pertaining to or concerning the Corporation or any Securityholder (“Confidential Information”) including all budgets, forecasts, analyses, financial results, costs, margins, wages and salaries, bids and other business activities, all supplier and customer lists, all non-public intellectual property including trade secrets, unfiled patents, technical expertise and know-how and all other information not generally known outside the Corporation.

(b)

In the event that any Securityholder has, in compliance with its regulatory obligations, to issue any press release, regulatory filing or other public communication, including any SEC filing relating to the Group and/or its Business, such Securityholder (the “Reporting Securityholder”) shall submit to the other Securityholders a draft of any such public communication (or relevant part thereof) for their comments, at least two (2) Business Day prior to the issuance thereof if practicable. The Reporting Securityholder shall consider in good faith comments provided by the other Securityholders on such communication.

(c)	Section 12.2(a) shall not preclude a Securityholder from disclosing or using Confidential Information which:

(i)	is known to the receiving party and with respect to which the receiving party does not have any obligation of confidentiality;

(ii)

is disclosed, without obligation of confidentiality, to the receiving party by a Person not party to this Agreement and who is entitled to disclose such information without breaching an obligation of confidentiality; or

(iii)	is required to be disclosed by Law, whether under an order of a court or other Governmental Authority or through other legal process.

(d)	In addition, disclosure may be made:

(i)	to any Valuator in connection with a calculation of Fair Market Value being undertaken pursuant to Article 10;

(ii)	in the context of a Transfer of Securities permitted by this Agreement (provided that any third party executes a confidentiality agreement in a form reasonably acceptable to the Corporation);

(iii)	to professional advisors or investors of the Securityholder (provided that any third party executes a confidentiality agreement in a form reasonably acceptable to the Corporation); or

(iv)	to a court of competent jurisdiction in the context of any action brought up for the purpose of enforcing a Securityholder’s rights under this Agreement.

(e)	Each Securityholder acknowledges and agrees that the obligations under this Section 12.2 are to remain in effect for the entire duration of this Agreement.

12.3	Remedies

(a)

Each Securityholder (i) has carefully considered the nature and extent of the restrictive covenants and other obligations set forth in this Article 12, (ii) expressly acknowledges that this Article 12 is reasonable in all respects, and (iii) irrevocably waives (and agrees not to raise) as a defence any issue of reasonableness in any proceeding to enforce the provision of this Agreement.

(b)

Each Securityholder acknowledges that a breach or threatened breach by it of any provision of this Article 12 will result in the Corporation and the other Securityholders suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, each Securityholder acknowledges that the Corporation and any other Securityholder shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which it may become entitled.

Article 13
Priority Rights and Opportunities

13.1	Priority Rights

(a)

Loop Industries hereby grants to the Corporation a right of first refusal to, directly or indirectly through its Subsidiaries, participate in the development, design, financing, construction, ownership and operation, including by concluding all arrangements it deems necessary (including with third parties), of waste conversion and recycling facilities throughout the Territory which integrate the Loop Technology (the “Recycling Facilities”) in accordance with the terms and conditions of the Priority Rights Protocol set out in Exhibit 13.1(a) (the “Priority Rights”). The Corporation hereby accepts such grant of Priority Rights.

Article 14
Strategic Transactions

14.1	Rendez-Vous Clause Regarding Strategic Transactions

(a)

Subject to applicable Laws (including securities laws and stock exchange regulations) and any confidentiality undertaking binding on Loop Industries, in the event Loop Industries would be seriously considering a strategic transaction on its share capital (including any delisting of Loop Industries), then before implementing or actively pursuing it, Loop Industries shall promptly inform Reed Investco and convene a meeting to discuss in good faith the opportunity for Reed Investco to participate in such transaction.

Article 15
Dispute Resolution

15.1	Best Endeavours to Settle Disputes

Any dispute, claim, question or difference (including a dispute as to the applicability of this Article 15 or any of its provisions) (a “Dispute”) between any of the Parties arising out of, relating to, or in connection with, this Agreement (other than Disputes with respect to Fair Market Value which will be resolved in the manner set out in Article 10) is to be resolved in accordance with the procedures set out in the following Sections 15.2 and 15.3, which are, subject to Section 12.3 of this Agreement, the exclusive procedures for the resolution of Disputes between Parties.

15.2	Efforts to Settle Disputes

(a)

The Parties involved in a Dispute (the “Disputing Parties”) shall attempt in good faith to resolve the Dispute promptly by consultation and negotiation among senior management of the Disputing Parties who have decision-making authority with a view to reaching a just and equitable solution satisfactory to all Disputing Parties. However, at any time, a Disputing Party may give the other Disputing Parties written notice (the “Initial Notice”) of any Dispute not so resolved. Within ten (10) Business Days after delivery of an Initial Notice, each recipient Disputing Party shall deliver to the others a written response. Both the Initial Notice and the response must include a statement of that Disputing Party’s position and a summary of arguments supporting that position. Within twenty (20) Business Days after delivery of the Initial Notice, the Disputing Parties and their representatives, if any, shall meet at mutually acceptable times and places, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

(b)	All negotiations pursuant to this Section 15.2 are confidential and are to be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

15.3	Litigation

If the Dispute is not resolved by non-binding means as provided in Section 15.2, either Party may initiate litigation upon seven (7) Business Days prior written notice to the other Party; provided, however, that if one Party has requested the other to participate in a non-binding procedure and the other Party has failed to participate, the requesting Party may initiate litigation before expiration of the above period.

Article 16
Miscellaneous

16.1	Term of Agreement

(a)	This Agreement comes into effect on this date and will terminate on the earlier of:

(i)

with respect to any Securityholder, on the date on which such Securityholder no longer owns any Securities, provided that the disposition of such Securities has taken place, in compliance with this Agreement;

(ii)	the date on which one Person acquires all of the issued and outstanding Securities in compliance with the Agreement;

(iii)	the date on which this Agreement is terminated by written agreement of all the Securityholders; and

(iv)	twenty (20) years following the date hereof.

(b)

The termination of this Agreement shall be without prejudice to any liability or any obligation in respect of any matters, undertakings or conditions which shall not have been complied with the relevant Party prior to such termination, including any obligation of a Party to make a payment for any Securities purchased pursuant to the provisions of this Agreement or to pay any other amounts owing by it under this Agreement prior to the date of such termination.

16.2	Notice

Any notice, direction, consent or other communications given under this Agreement must be in writing and delivered by courier, by personal delivery or by electronic transmission (including by email) as follows:

(i)	to Loop Industries at:

Loop Industries, Inc.

480 Fernand-Poitras

Terrebonne, Québec, J6Y 1Y4

Canada

Attention: Daniel Solomita (Founder & CEO) and Fady Mansour (CFO)

Email:  [***]

with a copy (which does not constitute notice to Loop Industries) to:

Norton Rose Fulbright Canada LLP
1 Place Ville Marie, Suite 2500
Montréal (Québec) H3B 1R1
Canada

Attention: Vincent Filiatrault and Marc-Simon Duquette
Email: vincent.filiatrault@nortonrosefulbright.com;

marc-simon.duquette@nortonrosefulbright.com

(ii)	to Reed Investco at:

Reed Cirdular Economy

15 rue Soufflot

75005 Paris,

France

Attention: Mr. Julien Touati and Mr. Joni Fontoura

Emails:  [***]

with a copy (which does not constitute notice to Reed Investco) to:

Testu, Hill, Henry-Gaboriau & Associés – STH2

13, rue Royale

75008 Paris,

France

Attention:         Sidonie Hill
Email:               hill@sth2.law

(iii)	to the Corporation at:

Infinite Loop Europe SAS

15 rue Soufflot

75005 Paris,

France

Attention: Mr. Julien Touati and Mr. Joni Fontoura

Emails:  [***]

With a copy (which does not constitute notice to the Corporation) to:

Norton Rose Fulbright Canada LLP
1 Place Ville Marie, Suite 2500
Montréal (Québec) H3B 1R1
Canada

Attention: Vincent Filiatrault and Marc-Simon Duquette
Email: vincent.filiatrault@nortonrosefulbright.com;

marc-simon.duquette@nortonrosefulbright.com

and to:

Testu, Hill, Henry-Gaboriau & Associés – STH2

13, rue Royale

75008 Paris,

France

Attention:          Sidonie Hill
Email:                hill@sth2.law

Any such communication shall be deemed to have been given and received on the day on which it was so delivered or transmitted (if a Business Day, and if not, then the next succeeding Business Day) unless received after 5:00 pm (local time in the place of receipt) in which case it shall be deemed to have been given and received on the next Business Day.

In the case of a communication by email or other electronic means, if an autoreply is received indicating that the email is no longer monitored or in use, delivery must be followed by the dispatch of a copy of such communication pursuant to one of the other methods described above; provided, however, that any communication originally delivered by electronic means shall be deemed to have been given on the date stipulated above for electronic delivery.

A Person may change its address for service by notice given in accordance with the foregoing and any subsequent communication must be sent to such Person at its changed address.

16.3	Liability

Save as expressly specified therein, the liability of each Party under this Agreement shall be several (non solidaire) and not joint nor joint and several, irrespective of the fact that the Parties are referred to as a same category of Parties.

16.4	No Third Party Beneficiaries

Except as otherwise expressly provided in this Agreement, the Parties do not intend that this Agreement benefit or create any legal or equitable right, remedy or cause of action in, or on behalf of, any Person other than a Party and no Person, other than a Party, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding or other forum.

16.5	No Agency or Partnership

Nothing contained in this Agreement shall make or constitute any Party the agent or partner of any other Party and it is understood that no Party has the capacity to make commitments of any kind whatsoever or incur obligations or liabilities binding upon any other Party except to the extent expressly provided in this Agreement.

16.6	Expenses

Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, investment advisers and accountants) incurred in connection with this Agreement and the transactions contemplated in this Agreement shall be paid by the Party incurring such expenses.

16.7	Tax

All sums payable by any Party under this Agreement shall be paid free and clear of all deductions or withholdings (including in respect of Tax) unless the deduction or withholding is required by Laws, in which event such Party shall at the same time pay such additional amounts as shall be required to ensure that the net amount received and retained by the other Parties (on an after Tax basis) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made.

16.8	Waiver

The failure or delay by a Party in enforcing, or insisting upon strict performance of, any provision of this Agreement does not constitute a waiver of such provision or in any way affect the enforceability of this Agreement (or any of its provisions) or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a Party of any provision of this Agreement is effective only if in writing and signed by a duly authorized representative of such Party.

16.9	Entire Agreement

(a)

This Agreement and all Agreements To Be Bound constitute the entire agreement between the Parties and supersede all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof, whether oral or written. There are no representations, warranties, covenants, conditions or other agreements, express or implied, between the Parties relating to the subject matter hereof except as specifically set forth in this Agreement and in any Agreement To Be Bound. None of the Parties has relied or is relying on any other information, discussions or understandings in entering into this Agreement or any Agreement To Be Bound.

(b)

For illustration purposes only and without contradicting the foregoing, the Parties have decided to append as Exhibit 16.9 a general summary of the key commercial terms agreed upon verbally by representatives of Reed Management and Loop Industries on or about October 13, 2024. These general commercial terms have been negotiated freely between the Parties and have been included in the body of this Agreement and other Transaction Documents (as such term is defined in the Purchase Agreement). If there is a conflict between the provisions of this Agreement or any other Transaction Document (as such term is defined in the Purchase Agreement), on the one hand, and the provisions of Exhibit 16.9, on the other hand, then the provisions of this Agreement or any other Transaction Document (as such term is defined in the Purchase Agreement) shall prevail.

16.10	Successors and Assigns

(a)

This Agreement is effective on the date hereof and shall be binding upon and ensure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns.

(b)	Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any Party unless:

(i)

(y) the assignor Transfers all Securities owned by it to the assignee and such Transfer is permitted under and completed in accordance with this Agreement, and (z) the assignee executes an Agreement To Be Bound; or

(ii)	prior agreed in writing by the other Parties.

16.11	Independent advice

Each Party acknowledges that (i) it has obtained independent financial, legal and Tax advice for the purpose of entering into this Agreement, (ii) it is not relying on any advice or any duty to advise from any other Party, (iii) it is fully aware of the scope and consequences of its rights and obligations under this Agreement, and (iv) it has had full ability to negotiate the terms of this Agreement.

16.12	Variation – Termination

(a)

Subject to the provisions of Exhibit 1.1(qqqq), no variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties; and no termination, lapse or variation of this Agreement may be effective unless such termination, lapse or variation is expressly provided for in this Agreement as signed between the Parties hereto or is subsequently agreed in writing and signed by each of the relevant Parties.

(b)

Each of the Parties hereto expressly and irrevocably waives the following provisions of the French Civil Code which shall not be applicable to this Agreement (nor to any agreement or document entered into by all or some of the Parties hereto in connection with this Agreement): (i) articles 1186 and 1187 of the French Civil Code (regarding the right to claim that a contract has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever), (ii) article 1195 of the French Civil Code (regarding the occurrence of unforeseen circumstances referred to in such article and each Party hereto agrees to assume any risk which may arise from any of such unforeseeable circumstances), (iii) article 1223 of the French Civil Code (regarding the right for a creditor to accept a partial performance of a contract and claim a corresponding reduction of the price), (iv) article 1226 of the French Civil Code (regarding the right for a creditor to terminate a contract at its own risks), and (v) article 1218 of the French Civil Code (regarding the debtor’s right to suspend the performance of or to terminate a contract in case of a force majeure event), and accordingly no termination, lapse or variation of this Agreement (or of any agreement or document entered into in connection with this Agreement) shall be permitted on the grounds of such provisions of the French Civil Code.

(c)

The Parties acknowledge and agree that specific performance may be sought under or in connection with this Agreement, that such specific performance, if requested by one Party, would not be regarded as “manifestly disproportionate” under the meaning of article 1221 of the French Civil Code and each Party expressly waives any such defense to contest or dispute the request for specific performance.

16.13	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect, without amendment. The Parties shall amend any invalid or unenforceable term or provision to the extent reasonably required to make such provision valid or enforceable and corresponding to the purpose thereof.

16.14	Further Assurances

Each of the Parties shall promptly do such further acts and execute such documents as any other Party may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use all reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent, in good faith, the provisions of this Agreement.

16.15	Cooperation

Each Party shall cooperate with the others and execute and deliver to the others such other instruments and documents and take such other actions as may be reasonably requested from time to time in connection with the execution and performance of this Agreement.

In addition, in case of any Transfer of Securities to any Third Party Buyer in accordance with this Agreement, the other Parties shall cooperate and shall cause the Corporation and the Group Companies and their respective management teams to cooperate with the relevant Securityholder in order to facilitate such Transfer organizing management presentations and Q&A, provided, however, that such cooperation shall not impede the normal course activities of the Parties and the Group Companies.

In particular, the Corporation, the CEO and, if any, the Deputy CEO shall prepare a business plan of the Group, shall organize and procure access to a data room, shall fully cooperate in the preparation of vendor’s due diligence reports by the advisers appointed by the relevant Securityholder, shall prepare and participate in management presentations and Q&A sessions, and more generally shall do whatever is reasonably required by the relevant Securityholder to carry out the contemplated Transfer in the best conditions and cooperate in this respect with the relevant Securityholder, with a view to facilitating the proposed Transfer of Securities and maximizing its price conditions, provided, however, that such cooperation shall not impede the normal course activities of the Parties and the Group Companies.

16.16	Electronic signature

In accordance with articles 1366 and 1367 of the French Civil Code, this Agreement shall be signed electronically. The parties to this Agreement acknowledge and agree that electronic signatures via DocuSign, which is compliant with EU eIDAS Regulation (EU) 910/2014, were used for the execution of this Agreement by its signatories. Furthermore, in accordance with the provisions of article 1375 of the French Civil Code, the obligation to deliver an original copy to each of the parties to this Agreement is not necessary as proof of the commitments and obligations of each party to this Agreement. The delivery of an electronic copy of this Agreement directly by DocuSign to each party to this Agreement shall constitute sufficient and irrefutable proof of the commitments and obligations of each party to this Agreement.

(The remainder of this page is intentionally left blank; signature page follows.)

IN WITNESS WHEREOF the Parties have executed this Securityholders Agreement.

LOOP INDUSTRIES, INC.

By:	/s/ Daniel Solomita
Name: Daniel Solomita
Title: Chief Executive Officer and President Duly authorized for the purposes hereof

REED CIRCULAR ECONOMY

By:	/s/ Julien Touati
Name: Julien Touati
Title: President Duly authorized for the purposes hereof

INFINITE LOOP EUROPE SAS

By:	/s/ Julien Touati
Name: Julien Touati
Title: President Duly authorized for the purposes hereof

MR. DANIEL SOLOMITA

/s/ Daniel Solomita

[Signature Page – Infinite Loop Europe SAS - Securityholders Agreement]

EXHIBIT (D)

Securityholders’ interests in the Corporation on the date hereof

Security Holder	Interest in the Corporation
Loop Industries, Inc.	250 Ordinary Shares
Reed Circular Economy	2250 Ordinary Shares
€10,000,000 Shareholder Loan

EXHIBIT 1.1(jjj)
TERMS AND CONDITIONS OF THE LOOP INDUSTRIES CONVERTIBLE PREFERRED STOCKS

EXHIBIT 1.1(kkk)

LOOP TECHNOLOGY

EXHIBIT 1.1(qqqq)

RESTRICTED PERSON

EXHIBIT 3.4(d)(i)
INDEMNIFICATION MATTERS

EXHIBIT 5.1(a)
FORM OF SHAREHOLDER LOAN AGREEMENT

EXHIBIT 6.2
FORMS OF AGREEMENT TO BE BOUND

EXHIBIT 7.1(a)

LOOP INDUSTRIES MARKS

EXHIBIT 13.1(a)

PRIORITY RIGHTS PROTOCOL

Article 1
Interpretation

1.1	Definitions

(a)	“Alternative Partner” has the meaning specified in Section 2.3(b).

(b)	“Alternative Proposal” has the meaning specified in Section 2.3(b).

(c)	“Authorized Licensee” has the meaning specified in Section 4.2(a).

(d)	“Carved-Out Project” has the meaning specified in Section 2.4(b).

(e)	“Capital Call Notice” has the meaning specified in Section 3.1(d).

(f)	“Capital Contribution” has the meaning specified in Section 3.1(a).

(g)	“Capital Contribution Default” has the meaning specified in Section 3.1(f).

(h)	“Capital Contribution Default Cure Period” has the meaning specified in Section 3.1(h).

(i)

“Conditional License Agreement” means the conditional license agreement dated as of the date of the Securityholders Agreement and entered into between Loop Industries, as licensor, and the Corporation, as licensee, granting a [***] license under the Loop Technology, [***], as may be amended or modified from time to time.

(j)	“Contribution Shortfall Amount” has the meaning specified in Section 3.1(f)(iii).

(k)	“Defaulting Party” has the meaning specified in Section 3.1(f)(i).

(l)	“Escrowed Assets” has the meaning specified in Section 5.1(a).

(m)

“Evergreen License” means, subject to the terms of a formal technology license agreement to be negotiated in good faith, a non-transferable, perpetual (or for the legal term of protection of the Intellectual Property Rights in the Technology, if perpetual undertakings are not valid under the applicable law), non-exclusive, royalty-bearing license under the Loop Technology, with limited sublicensing rights and subject to certain restrictions and conditions, to (i) build or retrofit Recycling Facilities in the Territory for the purpose of manufacturing applicable licensed products, (ii) manufacture applicable licensed products at such Recycling Facilities, (iii) sell and distribute applicable licensed products manufactured in accordance with any ancillary marketing agreement (to the extent it remains in effect); and (iv) otherwise use and modify applicable licensed products.

(n)	“Expert” has the meaning specified in Section 9.1(a).

(o)

“FID” means the final investment decision date, which shall be the date of the formal approval from the relevant Entity to proceed with the conversion of a Loop Europe Opportunity into an investment in a Loop Europe Facility, marking the commitment to allocate capital resources and move from the project planning stages to execution of the definitive agreements, it being understood that FID shall not occur until all material terms and conditions relating to feedstock sourcing, initial customer contracts, engineering package, land acquisition, financing and partnership structure have been agreed upon by the applicable stakeholders.

(p)	“Foreign Sale” has the meaning specified in Section 10.1(a).

(q)	“Initial Offer” has the meaning specified in Section 2.3(a).

(r)	“License Agreement” has the meaning specified in Section 1.1(ddd) of the Securityholders’ Agreement.

(s)	“Licensing Offer” has the meaning specified in Section 4.3(a).

(t)	“Loop Europe Facilities” means the Recycling Facilities in the Territory arising from the Loop Europe Opportunities.

(u)	“Loop Europe Opportunities” has the meaning specified in Section 2.2(a).

(v)	“Loop Europe Opportunity Offer” has the meaning specified in Section 2.4(a).

(w)	“Loop Europe Project” has the meaning specified in Section 2.3(a).

(x)	“Loop Industries Marks” has the meaning specified in Section 7.1(a).

(y)	“Negotiation Period” has the meaning specified in Section 2.3(b).

(z)	“Non-Defaulting Party” has the meaning specified in Section 3.1(f)(ii).

(aa)

“Ongoing Projects” means an Initial Offer accepted by the Board or a Loop Europe Opportunity being pursued by the Corporation as approved by the Board, and in both cases: (i) one (1) year has passed since the date of the Board’s first acceptation of such contemplated project and the Corporation is actively involved in the development of such project; or (ii) a minimum of [***] have been actually invested, in aggregate, by the Parties (together or alone) in the development of the applicable Loop Europe Facility since the date of the Board’s acceptation of such contemplated project.

(bb)	“Potential Arrangement” has the meaning specified in Section 2.3(a).

(cc)	“Priority Rights Protocol” means this Priority Rights protocol attached has Exhibit 13.1(a) to the Securityholders’ Agreement.

(dd)	“Product Trade Secrets” has the meaning specified in Section 7.1(c).

(ee)	“ProjectCo” has the meaning specified in Section 2.4(e).

(ff)	“ProjectCo Notice” has the meaning specified in Section 2.4(e).

(gg)	“Pure Licensing Project” has the meaning specified in 4.2(a).

(hh)	“Release Conditions” has the meaning specified in Section 5.1(a).

(ii)	“Shortfall Loan” has the meaning specified in Section 3.1(g).

(jj)	“Threshold” has the meaning specified in Section 10.1(a)(iii).

1.2	Interpretation

(a)	All capitalized terms not defined herein shall have the meanings ascribed to such term in the Securityholders’ Agreement.

(b)	Sections 1.3 to 1.11 of the Securityholders’ Agreement shall apply mutatis mutandis to this Priority Rights Protocol.

1.3	Overview of the Priority Rights Protocol

(a)	This Priority Rights Protocol governs the terms and conditions, along with the Parties’ rights and obligations, relating to Business opportunities within the Territory.

(b)

The Corporation and Loop Industries shall inform the Board, on a regular basis, of the existence of development of any Loop Europe Opportunity, in accordance with Section 2.2. They shall present such Loop Europe Opportunity, once the underlying project has been substantiated and further developed, to the Board in the form of a Loop Europe Opportunity Offer, in accordance with Section 2.4. In the case of Loop Industries, before presenting a Loop Europe Opportunity Offer, it shall first present the Potential Arrangement to the Corporation in an Initial Offer, in accordance with Section 2.3, thus allowing the Board to review a project twice at different stages of development.

(c)	The financing of an investment in a Loop Europe Facility is governed by Article 3 .

(d)

If a Loop Europe Opportunity relates solely to licensing, or authorizing third parties to license or sublicense the Loop Technology, or part thereof, then Article 4 shall apply. Section 4.2 governs the Pure Licensing Projects and Section 4.3 governs the first Pure Licensing Project.

Article 2
Priority Rights

2.1	Priority Rights

(a)

In accordance with this Priority Rights Protocol, the Corporation shall be authorized to directly or indirectly through any Group Company, (i) seek Business opportunities in the Territory and (ii) act as Loop Industries’ sales, marketing and promotional representative in the Territory, for the purpose of providing market research and intelligence, business development, promotion, solicitation of potential customers and end-users, advertisement, awareness and sales services related to the development, design, financing, construction, ownership and operation of Recycling Facilities throughout the Territory.

2.2	Loop Europe Opportunities

(a)

Subject to appropriate safeguards in respect of competitively sensitive information, the Corporation and Loop Industries shall (i) report on any design, development, financing, construction, sale, licensing or exploitation opportunities it manages to develop in the Territory; (ii) maintain records setting out the details of all potential projects, customers and interested Persons in the furtherance of information and licensing requests with respect to the Loop Technology in the Territory, including their name, address, phone number and email addresses, as well as records regarding the business operations of such potential customers and interested parties, and (iii) provide promptly a copy of such records to the Board, on a regular basis (the “Loop Europe Opportunities”). The Corporation and Loop Industries, as applicable, shall obtain all necessary consents from the above mentioned Persons and shall abide by all applicable privacy laws in connection with the collection of any information for purposes of maintaining such records with respect to the Loop Europe Opportunities.

(b)

Each of Loop Industries and the management of the Corporation shall be authorized to initiate discussions and negotiate in good faith with applicable third parties identified in a Loop Europe Opportunity with the objective to prepare and finalize a Loop Europe Opportunity Offer to be submitted to the Board in accordance with the Provisions of Section 2.4, being understood, for more certainty, that the Corporation may not be bound by any Loop Europe Opportunity Offer before duly approved by the Board in writing. Upon reasonable request of Loop Industries or the management of the Corporation, the other Entity shall assist the requesting Entity in its discussions and negotiations with applicable third parties. The Parties agree that all reasonable costs and out of pocket expenses associated with such collaboration shall be borne by the Corporation or by the Shareholders in accordance with their Proportionate Interest.

2.3	The Corporation’s Initial Right of First Refusal

(a)

If, pursuant to a Loop Europe Opportunity, Loop Industries intends to develop, design, finance, construct, own or operate a Loop Europe Facility within the Territory (each, a “Loop Europe Project”), prior to (i) having a complete Loop Europe Opportunity Offer to present to the Board, in accordance with Section 2.4, and (ii) entering into, settling or agreeing to the material terms and conditions of, any potential joint venture, equity partnership or similar arrangement involving, in whole or in part, the establishment of a Loop Europe Project (each, a “Potential Arrangement”) with any Person other than the Corporation, Loop industries shall provide written notice to the Corporation specifying such intent along with the material terms and conditions upon which Loop Industries proposes to proceed with the Potential Arrangement (the “Initial Offer”).

(b)

Until the earlier of (i) the Corporation’s delivery of written notification to Loop Industries that it does not, at such time, intend to pursue the Initial Offer or (ii) the expiration of the forty (40) day period following the date on which the Corporation receives the Initial Offer (the “Negotiation Period”), the Corporation and Loop Industries shall in good faith discuss and negotiate the Initial Offer in an effort to mutually agree upon the terms and conditions of a Potential Arrangement. Until the conclusion of the Negotiation Period, Loop Industries shall not enter into any agreement with, any Person other than the Corporation with respect to a Potential Arrangement. If the Corporation and Loop Industries do not agree on the terms and conditions of a Potential Arrangement during the Negotiation Period, at any time following the expiration of the Negotiation Period, upon written notice to the Corporation, Loop Industries may engage in negotiations with a view to finalize the design of a Potential Arrangement and complete the project development stage of such Potential Arrangement, enter into any non-binding term sheet with any other Person (an “Alternative Partner”) with respect to a Potential Arrangement (an “Alternative Proposal”), and subject to the Corporation’s right of first refusal as set forth in Section 2.4 below, enter into the definitive agreements with respect to such Alternative Proposal. The Alternative Proposal shall be bona fide, shall be the result of arms-length negotiations, and shall set forth the proposed material terms and conditions of the Potential Arrangement.

(c)

Notwithstanding anything to the contrary set forth in this Section 2.3, before Loop Industries agrees to enter into an Alternative Proposal with an Alternative Partner, Loop Industries must first deliver to the Board the proposed material terms and conditions of such Alternative Proposal at FID, in the form of a Loop Europe Opportunity Offer, and otherwise comply with the provisions of Section 2.4. For the avoidance of doubt, if the Corporation declines an Initial Offer or fails to agree to the terms and conditions of an Initial Offer during the Negotiation Period, the right of first refusal at FID set forth Section 2.4 shall not be invalidated or otherwise deemed to be waived by the Corporation.

2.4	The Corporation’s Right of First Refusal at FID

(a)

At FID, Loop Industries or the management of the Corporation, as applicable (and subject to first complying with the provisions of Section 2.3 in the case of Loop industries), shall present to the Board a complete written offer relating to a Loop Europe Opportunity, providing at least the following details over the related Loop Europe Opportunity:

(i)

Information to be provided at FID as set forth in Section 1.1(n), expected internal rate of return, equity and debt funding requirements, capital and development expenditures, shareholding structure and identity of target(s) and partner(s), and relevant jurisdictions; and

(ii)

any relevant element that a reasonable investor would expect so as to reach a fully informed decision on the Loop Europe Opportunity, being understood, for the avoidance of doubt, that (i) the below mentioned forty (40) Business Days delay shall commence upon receipt of all the requirements set out in Section 2.4(a)(i), (ii) Loop Industries and/or the management of the Corporation, as applicable, shall use good faith Commercially Reasonable Efforts to answer the Board’s reasonable requests made pursuant to this Section 2.4(a)(ii), and (iii) this Section 2.4(a)(ii) shall not require Loop Industries and/or the management of the Corporation, as applicable, to commission studies, reports or analyses in addition to such work that has been already undertaken by Loop Industries and/or the management of the Corporation, as applicable,

(a “Loop Europe Opportunity Offer”).

Upon receipt by the Board of a Loop Europe opportunity Offer, the Board will have forty (40) Business Days to accept it, subject to any reasonable amendment of such Loop Europe Opportunity Offer that the Board may request to Loop Industries and/or the management of the Corporation, as applicable, the consent of which shall not be unreasonably withheld. In that respect, the Shareholders undertake to cause their nominee Directors to meet and discuss in good faith such Loop Europe Opportunity Offer, as the case may be within the Board, during the above-mentioned forty (40) Business Days period.

(b)

If the Board expressly declines in writing the Loop Europe Opportunity Offer or fails to answer positively within the above-mentioned forty (40) Business Days period (a “Carved-Out Project”), the Board shall notify in writing Loop Industries of such decision and Loop Industries shall then be entitled, in its sole discretion, to take all such actions as it deem necessary to conclude arrangements for licensing and access to the Loop Technology with the relevant interested third parties, including the Alternative Partner, as applicable, identified in such Carved-Out Project, but only in respect of the same project and on terms substantially similar to the ones of the Carved-Out Project at stake, without any duties to account or compensate the Corporation or sharing of any consideration received in respect thereto. For the avoidance of doubt, (i) the possibility for Loop Industries to take direct actions in respect of such Carved-Out Project will not prevent the Corporation to consider other Loop Europe Opportunities with the same third parties for other projects, and (ii) Loop Industries may elect to realize a Carved-Out Project with any partners of its choosing. For further avoidance of doubt, a Carved-Out Project shall also include any declined or unanswered Alternative Proposal in accordance with this Section 2.4.

(c)

If the Board expressly accepts in writing the entire Loop Europe Opportunity Offer, as reasonably amended at the Board’s request, if applicable, then the Loop Europe Opportunity Offer at stake shall be carried out through the Corporation and financed in accordance with the provisions of Article 3 . The Board shall promptly provide notice of its acceptance of a Loop Europe Opportunity Offer to the Shareholders. Subject to the provisions of Section 2.4(d), Loop Industries and the Corporation (and/or any Subsidiaries, if relevant) shall then (and before entering into any other relevant arrangement, including with third parties, in relation to such Recycling Facility) negotiate and enter into a licensing and services agreement with all relevant parties involved in the development, design, financing, construction, ownership and/or operation of the applicable Loop Europe Facility for access and use of the Loop Technology to be negotiated in good faith on a case-by-case basis between the relevant parties.

(d)

In the case of the first (1st) Loop Europe Opportunity Offer accepted by the Board in accordance with the provisions of Section 2.4(c), if the Corporation still has the right to grant one (1) sublicense under the Loop Technology in accordance with the provisions of the License Agreement, then the access and use of the Loop Technology shall be obtained by the relevant third party through a sublicence agreement to be entered into by the Corporation and the applicable third party, the whole in accordance with the terms and provisions of the License Agreement.

(e)

Upon receipt by Loop Industries of the Board’s written acceptance of a Loop Europe Opportunity Offer in accordance with Section 2.4(c), Loop Industries will have forty (40) Business Days to notify the Board of its intention to acquire up to a maximum of fifty percent (50%) of the equity stake in the Entity that will own and/or operate the applicable Loop Europe Facility (a “ProjectCo”), which equity stake would otherwise be held by the Corporation. Any notice provided by Loop Industries in accordance with the provisions of this Section 2.4(e) (a “ProjectCo Notice”) shall be accompanied by a firm commitment by Loop Industries to provide the funding required to acquire the applicable equity stake in a ProjectCo at the time set forth in the applicable Loop Europe Opportunity Offer. Upon receipt by the Board of a ProjectCo Notice, the Corporation and Loop Industries shall negotiate in good faith, together and with applicable third parties, to agree on the terms and conditions governing the acquisition of the applicable equity stake of a ProjectCo by Loop Industries, including, for the avoidance of doubt, any remedies in favour of the other Parties thereto in case of default by Loop Industries to abide by the applicable terms and conditions. If Loop Industries fails to provide a ProjectCo Notice within the forty (40) Business Days period set forth above, then Loop Industries shall be deemed to have forfeited its right to acquire an equity stake in the applicable ProjectCo.

(f)

Upon request and reasonable prior written notice, the Corporation shall be granted access to Loop Industries’ facilities at no cost for the Corporation and provided with the assistance of Loop Industries’ employees, directors, officers and advisors, notably in Canada, for any reasonably required purposes in connection, directly or indirectly, with the pursuit of Loop Europe Opportunities. The Corporation shall reimburse reasonable costs and out of pocket expenses incurred by Loop Industries in compliance with this Section 2.4(f), being understood that such costs may include hourly rates of employees, directors, officers and advisors, as well as the costs associated with the use of Loop Industries’ equipment or inventory.

(g)

Each Loop Europe Facility developed, designed, financed, constructed, owned and/or operated by a Group Company within the Territory shall be granted by Loop Industries an Evergreen License. In addition, each such Evergreen License shall contain specific provisions to the effect that Loop Industries shall provide reasonable training services to the personnel of each ProjectCo with respect to the Loop Technology for a reasonable cost and subject to reasonable conditions, to be agreed upon on a case-by-case basis in good faith.

Article 3
Capital Calls

3.1	Capital Calls

(a)

As a condition precedent to the Board approving the conversion of a Loop Europe Opportunity into an investment in a Loop Europe Facility, the Securityholders, acting reasonably, shall reach an agreement as to the financing of such investment, which should, except as agreed otherwise in writing by the Securityholders, include a commitment by each Securityholder to provide its Proportionate Interest of the agreed upon funding required in the context of such investment (a “Capital Contribution”).

(b)

In the event that Loop Industries and Reed Investco cannot reach an agreement as to the financing of such investment in a Loop Europe Facility within the forty (40) Business Days period set forth in Section 2.4(b), the applicable Loop Europe Opportunity shall be deemed to become a Carved-Out Project that:

(i)

may be undertaken by Reed Investco, outside of the Corporation, in accordance with the provisions of Section 2.4(b) applied mutatis mutandis, if Reed Investco undertakes to finance the entirety of the contemplated investment in the contemplated Loop Europe Facility; or

(ii)	may be undertaken by Loop Industries in accordance with the provisions of Section 2.4(b) in any other case.

(c)

In the event of a Carved-Out Project undertaken by Reed Investco in accordance with the provisions of Section 3.1(b)(i), Loop Industries agrees to negotiate in good faith with Reed Investco the terms and conditions for licensing and access to the Loop Technology as required for the relevant Loop Europe Facility.

(d)

All capital call notices requesting the Securityholders to provide their respective Capital Contributions approved in accordance with the provisions of Section 3.1(a) (each a “Capital Call Notice”) shall be issued at least thirty (30) Business Days (unless otherwise agreed in writing by the Securityholders) prior to the date on which the applicable Capital Contributions are expected or required to be utilized by the Corporation, which date shall be stated in the Capital Call Notice.

(e)

On each applicable payment date set forth in the Capital Call Notice, the first of which, for the avoidance of doubt, may not be earlier than fifteen (15) Business Days from the receipt of the Capital Call Notice unless otherwise agreed in writing by the Securityholders, each applicable Securityholder shall remit by wire transfer to the designated bank account of the Corporation (details of which shall be set out in the Capital Call Notice) an amount equal to its respective portion of the Capital Contribution as set forth in the Capital Call Notice.

(f)

If either Securityholder fails to comply with its obligation to invest its respective portion of the Capital Contribution, approved in accordance with the provisions of Section 3.1(a), in the manner contemplated in this Agreement (“Capital Contribution Default”), then:

(i)	such Securityholder shall be deemed the “Defaulting Party”;

(ii)	the other Securityholder shall be deemed the “Non-Defaulting Party”; and

(iii)	the portion of the Defaulting Party’s Capital Contribution amount not funded shall be referred to as the “Contribution Shortfall Amount”.

(g)

In the event that the Defaulting Party fails to invest the Contribution Shortfall Amount, the Non-Defaulting Party shall have the right (but not an obligation) to procure funding of the Contribution Shortfall Amount to the Corporation in stead and place of the Defaulting Party, either by itself or through an Affiliate, by way of a loan to the Defaulting Party bearing interests of [***] per annum (the “Shortfall Loan”) up to an amount that does not exceed the Contribution Shortfall Amount, by giving notice of its intention to do so within fifteen (15) Business Days after of the occurrence of the applicable Capital Contribution Default.

(h)

At any time during a period of one (1) year commencing on the date of the disbursement the Shortfall Loan (the “Capital Contribution Default Cure Period”), the Defaulting Party shall repay the Shortfall Loan in full, including any accrued and unpaid interest thereon, at which time it will cease to be a Defaulting Party.

(i)

Upon expiration of the Capital Contribution Default Cure Period, if the Defaulting Party failed to repay the Shortfall Loan in full, including any accrued and unpaid interest thereon, in accordance with Section 3.1(g), the Parties agree that as between the Defaulting Party and the Non-Defaulting Party, the income, revenue, or profit generated by the applicable converted Loop Europe Opportunity shall accrue in favour of them based on the actual proportion of the Capital Contribution funded by each of them, taking into account any unpaid portion of the Shortfall Loan and accrued and unpaid interest thereon.

For illustration purposes only, if (i) the aggregate amount of the agreed upon Capital Contribution in respect of a given investment in a Loop Europe Opportunity is equal to €100,000,000 to be paid at 90% by Reed Investco and 10% Loop Industries (i.e., €90,000,000 and €10,000,000 respectively), (ii) such aggregate amount is to be paid in two equal tranches by each of Reed Investco and Loop Industries, (iii) each of Reed Investco and Loop Industries have paid the full amount of their respective first tranche, (iv) Loop Industries breaches its commitment to provide the full amount of its second tranche (i.e., €5,000,000), (v) the Non-Defaulting Party (i.e., Reed Investco) advances the Contribution Shortfall Amount to the Corporation in stead and place of the Defaulting Party (i.e., Loop Industries), and (vi) the Defaulting Party does not reimburse the Shortfall Loan (along with any and all accrued interest thereon) to the Non-Defaulting Party within the Capital Contribution Default Cure Period; then, the Non-Defaulting Party shall be entitled to a proportion of the income, revenue or profit generated by the applicable converted Loop Europe Opportunity calculated with the following formula:

Where

A = Proportion of the income, revenue or profit generated by the applicable converted Loop Europe Opportunity, which the Non-Defaulting Party shall be entitled to pursuant to Section 13.2.

B = The Non-Defaulting Party’s respective portion of the Capital Contribution.

C = The aggregate amount of the agreed upon Capital Contribution in respect of a given investment in a Loop Europe Opportunity.

i = The unpaid portion of accrued interest on the Shortfall Loan.

L = The unpaid portion of the principal amount of the Shortfall Loan.

For the purposes of the illustration above, the aforementioned formula would equal to the following:

[***] .

Article 4
Licensing Offer

4.1	Loop Industries’ Collaboration Covenant

In accordance with the spirit of this Priority Rights Protocol, in the event that a third party enters in contact with Loop industries, or vice-versa, with the intention of discussing or negotiating a Loop Europe Opportunity relating solely to licensing, or authorizing third parties to license or sublicense the Loop Technology, or part thereof, within the Territory, then Loop Industries must introduce such third party, with prior consent of the third party, to the Corporation with the objective of giving the Corporation the opportunity to participate, in any way the Corporation deems appropriate, acting reasonably, in the discussions relating to such Loop Europe Opportunity with the third party or in the project that could potentially result therefrom. Upon request and reasonable prior written notice from the Corporation, Loop Industries must assist the Corporation in its discussions with any reasonably required purposes in connection, directly or indirectly, with the pursuit of such opportunity. The Parties agree that all reasonable costs and out of pocket expenses associated with such collaboration shall be borne by the Corporation or by the Shareholders in accordance with their Proportionate Interest. For the avoidance of doubt, Loop Industries will not be in breach of its obligations under this Section 4.1 if the applicable third party (a) does not consent to be introduced to the Corporation; (b) does not consent to pursue any discussions relating to such opportunity; or (c) ceases any discussions with the Corporation after having initiated same.

4.2	Pure Licensing Projects and Royalty Sharing Opportunities

(a)

Subject to the provisions of Article 2 , and despite the efforts deployed by Loop Industries in accordance with the provisions of Section 4.1 above, if at any time prior to FID with respect to a Loop Europe Opportunity, the applicable stakeholders, including any Alternative Partner, in their sole discretion, indicate in writing to the Corporation or to Loop Industries, that;

(i)

Loop Industries’ contribution to the project relating to such Loop Europe Opportunity would be limited solely to licensing, or authorizing third parties to license or sublicense the Loop Technology, or part thereof, to the operator or owner of the contemplated Recycling Facility (an “Authorized Licensee”); and

(ii)

they do not wish, or do not require, any of the Corporation or Loop Industries to hold directly or indirectly an interest (as securityholder, lender or otherwise) in the Authorized Licensee, in any Entity having Control of the Authorized Licensee, or in any other Entity having an interest in such project, then the Parties agree that Loop Industries may negotiate and enter into, or cause Authorized Third Parties to enter into, definitive license or sublicense agreement with the applicable Authorized Licensee, subject to the provisions of Section 4.2(b) (a “Pure Licensing Project”).

(b)

If Loop Industries wishes to enter into, or cause any Authorized Third Party to enter into, a definitive license agreement with an Authorized Licensee with respect to a Pure Licensing Project, other than the first Pure Licensing Project which shall be subject to the provisions set forth in Section 4.3, then the Parties will enter into binding arrangements to ensure that the Corporation receives [***] of all royalties payments relating to such Pure Licensing Project, where such royalties would otherwise have been received by Loop Industries.

4.3	Licensing Offer Relating to the First Pure Licensing Project

(a)

Notwithstanding the provisions of Article 2 or Section 4.1, if prior to the receipt by Loop Industries of the Board’s first written acceptance of a Loop Europe Opportunity Offer in accordance with Section 2.4(c), Loop Industries wishes to enter into a definitive license agreement with an Authorized Licensee with respect to the first Pure Licensing Project developed by Loop Industries in the Territory, then Loop Industries shall (i) inform the Authorized Licensee of the provisions of this Section 4.3; (ii) fully negotiate and settle the main terms of the license agreement with the Authorized Licensee; and (iii) provide a written notice to the Board presenting the agreed upon terms of the applicable Pure Licensing Project (the “Licensing Offer”). The provisions of Section 2.4(a) shall apply mutatis mutandis to such first Pure Licensing Project.

(b)

If the Authorized Licensee refuses to enter into a sublicence agreement with the Corporation, despite the efforts deployed by Loop Industries in accordance with the provisions of Section 4.3(a), then (i) Loop Industries shall instruct the Authorized Licensee, pursuant to a payment instruction (delegation de paiement), to pay to the Corporation the royalties payments relating to such Pure Licensing Project up to the amount that the Corporation would otherwise be entitled as sublicensor under the License Agreement and (ii) Loop Industries and the Corporation shall enter into binding arrangements as required to fully give effect to the foregoing. The Parties agree that the License Agreement would automatically terminate upon compliance with the provisions of this Section 4.3(b).

(c)

If the Board expressly accepts in writing the entire Licensing Offer and the terms of the Pure Licensing Project as negotiated by Loop Industries in its sole discretion, then Loop Industries shall use Commercially Reasonable Efforts to cause the Authorized Licensee to enter into a sublicence agreement with the Corporation, containing terms substantially similar to the agreed upon terms of such Pure Licensing Project, the whole in accordance with the provisions of the License Agreement.

(d)

If the Board expressly declines in writing the Licensing Offer or fails to answer positively within the forty (40) Business Days period following the delivery of the Licensing Offer, then Loop Industries shall be entitled to, directly or indirectly, take all such actions as it deem necessary to conclude the license agreement, or a sublicense agreement through an Authorized Third Party, with the relevant Authorized Licensee identified in the Licensing Offer, but only on terms substantially similar to the ones set forth in the Licensing Offer, and the provisions of Section 4.2(b) shall apply to such Pure Licensing Project.

(e)

If the first Pure Licensing Project is abandoned, terminated or otherwise not completed by the applicable parties before a definitive license or sublicense agreement in entered into with the Authorized Licensee, then Loop Industries shall comply with the provisions of this Section 4.3 for the next Pure Licensing Project. Subject to the foregoing sentence, the Parties agree that the right of first refusal granted by Loop Industries to the Corporation with respect to the first Pure Licensing Project developed by Loop Industries in the Territory under this Section 4.3, shall cease and be of no further force and effect upon the earlier of:

(i)	the receipt by Loop Industries of the Board’s first written acceptance of a Loop Europe Opportunity Offer in accordance with Section 2.4(c);

(ii)	the execution of a definitive sublicence agreement between the Corporation and an Authorized Licensee, as set forth above;

(iii)	the receipt by Loop Industries of the Board’s written refusal of the Licensing Offer; or

(iv)	the expiration of a forty (40) Business Days period following the Licensing Offer if the Board fails to answer positively to the Licensing Offer within such period; or

(v)

the execution of a payment instruction (delegation de paiement) and, if applicable, of related binding arrangements between the Corporation and Loop Industries, in accordance with the provisions of Section 4.3(b).

Article 5
Loop Technology Escrow Agreement

5.1	Escrowed Assets and Release Conditions

(a)

Within ninety (90) days of the execution of this Agreement, Loop Industries shall deposit a copy of information, data and materials related to its technical process and documentation, including patent details and lists of solvents, which are specifically required and necessary for the enablement of the license grant to the Loop Technology provided in the License Agreement or the Conditional License Agreement (which for greater certainty, shall be limited to information that would be otherwise provided to the Corporation or any authorized licensee or sublicensee of the Loop Technology (the “Escrowed Assets”) with its third-party escrow holder of its choosing, which may include its legal advisor. Loop Industries shall update the Escrowed Assets with any new updates or requirements over time, as would be generally provided to any licensee of the Loop Technology. The annual escrow fees shall be borne entirely by Loop Industries. The escrow agreement for the Escrowed Assets shall name the Corporation as beneficiary and at a minimum shall provide for the release of the Escrowed Assets to the Corporation upon the occurrence of any of the following release conditions (“Release Conditions”):

(i)

Any dissolution or liquidation proceeding is commenced by or against Loop Industries, and if such case or proceeding is not commenced by Loop Industries, it is not dismissed within sixty (60) days from the filing thereof;

(ii)

If any proceedings are commenced or taken for the dissolution, liquidation or winding up of Loop Industries; or if a trustee, custodian or other person with similar powers is appointed in respect of Loop Industries or in respect of all or a substantial portion of its property or assets; or if Loop Industries ceases to carry on all or substantially all of its business; or if any proceedings involving Loop Industries involving its bankruptcy or insolvency are taken under any legislation dealing with insolvency are taken under any legislation dealing with creditor's rights; or Loop Industries makes any assignment or proposal in bankruptcy or any other assignment or proposal for the benefit of creditors; or

(iii)	any major breach (faute lourde ou dolosive) of the License Agreement or the Conditional License Agreement by Loop which remains uncured after reasonable prior notice from the Corporation.

(b)	Loop Industries shall have a thirty (30) days cure period to rectify any of the foregoing Release Conditions after the receipt of a written notice from the Corporation.

Article 6
Term and Termination of the Priority Rights

6.1	Term and Termination of the Priority Rights

(a)	Subject to termination as provided in this Section 6.1, this Priority Rights Protocol will commence upon the date hereof and will remain in effect until the earlier of:

(i)	the termination of the Securityholders’ Agreement; or

(ii)	the date on which Loop Industries ceases to be a Shareholder of the Corporation for any reason whatsoever.

(b)	Loop Industries may, at its sole option, immediately terminate the Priority Rights Protocol at any time upon the occurrence of any of the following events:

(i)

The Corporation materially breaches or violates any of the provisions, warranties, representations, agreements, covenants or conditions set forth in this Agreement, which breach or violation is not remedied within sixty (60) Business Days after receipt of written notice from Loop Industries;

(ii)

The Corporation makes an assignment for the benefit of its creditors, commits any act of bankruptcy, has a receiver appointed, or otherwise admits to its inability to pay its material debts as they mature; or

(iii)	The Corporation initiates any sale or disposition of any of its property for the purpose of, or leading to, its liquidation, dissolution or winding-up.

(c)

The termination of this Priority Rights Protocol will not relieve the Parties of any obligation or liability accrued prior to termination or rescind or give rise to any right to rescind anything done by either Party prior to such termination. The termination of this Priority Rights Protocol will not in any way affect obligations that are expressly stated herein to be continuing or are by their nature continuing post-termination.

(d)

For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or in any licensing, sublicensing and services agreement that may have been entered into with respect to a Loop Europe Facility, the termination of this Priority Rights Protocol (for any reason whatsoever) shall have no effect on the continuation of any licensing, sublicensing and services agreement that may have been entered into with respect to a Loop Europe Facility and the Corporation and/or any of its Subsidiaries, as applicable, shall retain the rights to develop, design, finance, construct, own and operate all Loop Europe Facilities that have been the subject matter of licensing, sublicensing and services agreements already executed as of the date of such termination of the Priority Rights.

(e)

Upon the effective date of termination of this Priority Rights Protocol, the Corporation will immediately cease and desist the use of the Loop Industries Marks, the marketing, promotion or solicitation of orders for the Loop Technology (except as specifically permitted herein).

(f)

Upon expiration or termination of this Priority Rights Protocol as provided in this Section 6.1, should the Corporation fail to immediately cease and desist the use of the Loop Industries Marks as provided herein, the Corporation agrees and hereby specifically consents to Loop Industries obtaining a decree of a court having suitable jurisdiction ordering the Corporation to stop the use of the Loop Industries Marks. Said consent is based on the recognition by the Corporation that a monetary payment would be an inadequate remedy for Loop Industries. The Parties understand and agree that, in addition to the injunctive relief mentioned above, Loop Industries shall be entitled to any other relief, which may be deemed proper and customary, whether at Law or equity, as of the time such relief is sought.

6.2	Termination of the Conditional License Agreement

Upon expiration or termination of this Priority Rights Protocol as provided in Section 6.1, if the suspensive condition set out in Section 2.1 of the Conditional License Agreement has not yet been satisfied, then the Conditional License Agreement shall automatically be deemed to be null and void.

6.3	Effect of the Termination of the Priority Rights Protocol on ongoing Projects

(a)	Upon expiration or termination of this Priority Rights Protocol as provided in Section 6.1(a), in connection with any Ongoing Project as of the date of termination:

(i)

if the material terms and conditions of a definitive license agreement relating to such Ongoing Project have been agreed upon by the applicable parties thereto as of the date of termination, the applicable Parties hereby undertake to take all necessary steps, actions and corporate proceedings to permit the execution, delivery and performance of such definitive license agreement, subject to any material changes of the terms and conditions of such Ongoing Project; or

(ii)

if the material terms and conditions of a definitive license agreement relating to such Ongoing Project have not been agreed upon by the applicable parties thereto as of the date of termination, the applicable Parties hereby undertake to negotiate in good faith in an effort to mutually agree upon the terms and conditions of the applicable license agreement.

(b)

For the avoidance of doubt, the foregoing undertakings shall only apply to Ongoing Projects as of the termination date of the Priority Rights Protocol in the event of a termination in accordance with Section 6.1(a). Any other expiration or termination event of the Priority Rights Protocol, including in accordance with Section 6.1(b), shall not trigger the foregoing undertakings. For further avoidance of doubt, the foregoing undertakings shall not apply to any contemplated project that does not meet the requirements of an Ongoing Project as of the date of termination of the Priority Rights Protocol.

Article 7
Intellectual Property Rights

7.1	Intellectual Property Rights

(a)

As between Loop Industries, the Corporation and Reed Investco, the Corporation and Reed Investco hereby acknowledge Loop Industries’ exclusive right, title and interest in and to all present and future names, service marks, trademarks, copyrights, labels, insignias, slogans, symbols, designs and other characteristics used by Loop Industries on and in connection with the Loop Technology or any embodiment thereof further described in Exhibit 7.1(a) of the Securityholders Agreement (the “Loop Industries Marks”). As between the Parties, Loop Industries Marks will remain the sole property of Loop Industries at all times.

(b)

The Corporation shall have a limited license to (i) use, copy, display and distribute available Promotional Materials to prospective users and interested parties solely for the purposes of promoting or marketing the Loop Technology and to (ii) use Loop Industries’ Marks solely with respect to the operation of the Business, including its promotion of the Loop Technology. The Corporation further agrees that it shall adhere to the then current Loop Industries design standards manual in its use of the Loop Industries Marks. In all print and electronic materials making use of Loop Industries’ Marks, the Corporation shall designate and acknowledge Loop Industries’ ownership of the Loop Industries Marks and the Loop Technology. In no event shall the Corporation (i) incorporate any of Loop Industries’ Marks into its trade or business name, subject to previous written consent from Loop Industries; (ii) register any mark, logo or graphic confusingly similar to any of Loop Industries’ Marks; or (iii) contest Loop Industries’ right, title or interest in or to Loop Industries’ Marks, or any of them.

(c)

The Corporation and Reed Investco hereby acknowledge Loop Industries’ exclusive right, title and interest in and to all aspects of the Loop Technology data, information, materials, know-how and other product-related trade secrets (the “Product Trade Secrets”). As between the Parties, Product Trade Secrets will remain the sole property of Loop Industries at all times. The Corporation will not use the Product Trade Secrets other than for the benefit of Loop Industries as contemplated by this Exhibit 13.1(a). The Corporation will not disclose the Product Trade Secrets to any third party without Loop Industries’ prior written consent.

Article 8
Corporate Opportunities

8.1	Corporate Opportunities

(a)

In addition to any priority rights set forth in this Priority Rights Protocol, provided that Reed Investco (i) has fulfilled its funding obligations pursuant to Section 5.1 of the Securityholders’ Agreement; and (ii) for as long as Reed Investco (or any Affiliate thereof) remains a Securityholder, it shall be granted a priority right on any future investment opportunities contemplated by Loop Industries in the Territory and pertaining to the recycling of PET business (a “Corporate Opportunity”).

(b)	Upon receipt from Loop Industries of a written Corporate Opportunity offer providing at least the following details over the related Corporate Opportunity:

(i)	expected internal rate of return, equity and debt fundings, capital and development expenditure, shareholding structure and identity of target(s) and partner(s), and relevant jurisdictions; and

(ii)

any relevant element that a reasonable investor would expect so as to reach a fully informed decision on the Corporate Opportunity, being understood, for the avoidance of doubt, that (i) the below mentioned forty (40) Business Days delay shall commence upon receipt of all the requirements set out in Section 8.1(b)(i), (ii) Loop Industries shall use good faith Commercially Reasonable Efforts to answer Reed Investco’s reasonable requests under this Section 8.1(b)(ii), and (iii) this Section 8.1(b)(ii) shall not require Loop Industries to commission studies, reports or analyses in addition to such work that has been already undertaken by Loop Industries,

(a “Corporate Opportunity Offer”),

Reed Investco will have forty (40) Business Days to accept the Corporate Opportunity Offer, subject to any reasonable amendment of such Corporate Opportunity Offer that Reed Investco may request to Loop Industries the consent of which shall not be unreasonably withheld. In that respect, Reed Investco and Loop Industries undertake to meet and discuss in good faith such Corporate Opportunity Offer, as the case may be within the Board, during the above-mentioned forty (40) Business Days period.

(c)

If Reed Investco expressly declines in writing the Corporate Opportunity Offer or fails to answer positively within the foregoing period, Loop Industries shall be authorized to carry the Corporate Opportunity alone or with any other third party on terms substantially similar to those offered to Reed Investco in the Corporate Opportunity Offer (a "Carved-Out Investment"). Reed Investco specifically acknowledges that the carrying of any Carved-Out Investment in the Territory by Loop Industries, any Affiliate thereof or through the assistance of third-parties in accordance with the terms of this Section 8.1(b) shall not constitute a breach of any Loop Industries covenants set forth in this Priority Rights Protocol.

(d)

If Reed Investco accepts the entire Corporate Opportunity Offer, as reasonably amended at the request of Reed Investco if applicable, then the Corporate Opportunity at stake shall be carried out through the Corporation or as otherwise agreed to by Loop Industries and Reed Investco.

(e)

All Parties hereby agree that if Reed Investco does not comply with all conditions set forth in Section 8.1(a), Reed Investco shall not have any priority right on Corporate Opportunities and Loop Industries shall be authorized to carry any Corporate Opportunity alone or with any other third party and the carrying of each such Corporate Opportunity shall not constitute a breach of any Loop Industries covenants set forth in this Exhibit 13.1(a).

Article 9
Breach of Priority Rights

9.1	Breach of Priority Rights

(a)

In the event the Corporation considers that Loop Industries breached its obligation set out in Article 2 or Article 4 of this Priority Rights Protocol, the Corporation shall send to Loop Industries a written notice giving reasonable details of such breach (along with supportive evidence and documentation). Loop Industries shall then have a period of thirty (30) days, or such longer period as approved by the Corporation, to cure any alleged breach after the receipt of a written notice from the Corporation.

(b)

If the alleged breach as not been cured by Loop Industries within the foregoing period, the Corporation shall send to Loop Industries a written notice giving reasonable details of such fact. Upon receipt of this written notice by Loop Industries, the Parties shall have ten (10) Business Days to mutually agree on a qualified business expert (the “Expert”) who shall be appointed to determine whether or not Loop Industries breached its obligation set out in Article 2 or Article 4 of this Priority Rights Protocol. Failing such agreement within such period of ten (10) Business Days, each Party shall have the right to (i) refer the alleged breach to a court of competent jurisdiction pursuant to Section 1.11 of the Securityholders’ Agreement or (ii) request the appointment of such Expert by the President of the commercial court of Paris (Tribunal de commerce de Paris) according to the accelerated procedure (procédure accélérée au fond).

(c)	The Expert shall base his decision exclusively on the materials and arguments presented by the Parties and their respective advisors and shall:

(i)	give the Parties a reasonable opportunity to make written and oral representations to him and comply with the adversarial principle (principe du contradictoire);

(ii)	require that the Parties supply each other with a copy of any written representations at the same time as they are made to the Expert;

(iii)	permit each Party to be present while oral submissions are being made by any other party.

(d)

The final determination of the Expert shall be final and binding on the Parties hereto and may not be disputed by any of them in any forum absent manifest error (erreur manifeste). The Expert shall act as an expert and not as an arbitrator.

(e)

In the event the Expert or a court of competent jurisdiction, appointed in accordance with the provisions of Section 9.1(a) issues a final and, in case of a competent court only, non-appealable decision that determines that Loop Industries breached its obligations set out in Article 2 or Article 4 of this Priority Rights Protocol, and such breach caused direct damages to the Corporation, irrespective of any determination of the amount of such damages, then the Corporation shall have the following options, at the Corporation’s sole discretion, and shall communicate its choice to Loop Industries in writing within forty (40) Business Days of reception of the abovementioned decision or judgement:

(i)

Activate the license grant under the Conditional License Agreement, being understood, for the avoidance of doubt, that the suspensive condition set out in Section 2.1 of the Conditional License Agreement would be fulfilled and all of the provisions of the Conditional License Agreement would then become effective; or

(ii)

Request the transfer to the Corporation, by way of a direction of payment (delegation de paiement), of any and all royalty fees that would otherwise have been received by Loop Industries from the project developed in such breach of the Priority Rights Protocol as determined in accordance with Section 9.1(a). For the avoidance of doubt, if the Corporation Industries elects the option set out in this Section 9.1(e)(ii), the Conditional License Agreement shall automatically be deemed to be null and void.

(f)

If the Corporation fails to communicate its choice to Loop Industries in accordance with Section 9.1(a), then the Corporation shall be deemed to have elected the option set out in Section 9.1(e)(i) as of the date of expiration of the delay provided in Section 9.1(a).

9.2	Exclusive Remedies

The rights and remedies that Reed Investco or the Corporation may have against Loop Industries for a breach of any of its covenant or obligation set out in Article 2 or Article 4 of this Priority Rights Protocol are exclusively governed by this Article 9 . To the extent permitted by applicable Law, any further claims and remedies (other than claims for specific performance, injunctive relief or other equitable remedy which do not include claims for monetary damages), irrespective of the nature, amount or legal basis, are hereby expressly waived and excluded. The Parties hereby agree that the remedies set out in this Section 9.1(a) shall be sufficient repair of any such breach.

Article 10
Foreign Sales

10.1	Limitations on Foreign Sales

(a)

Loop Industries shall not be, directly or indirectly, in breach of its obligations under this Priority Rights Protocol in the event that it, directly or indirectly, offers for sale, sells, imports or distributes Licensed Products in the Territory, or licenses any third party to do so, (in each case, a “Foreign Sale”) if:

(i)	[***];

(ii)	[***]; or

(iii)	[***].

(b)

In the event the aggregated sales capacity of the Recycling Facilities within the Territory falls under [***], the Corporation shall provide a [***] written notice informing Loop Industries of such event. After the expiration of the foregoing [***]’ notice period, Loop Industries will no longer be authorized to accept or execute new contracts providing for Foreign Sales until [***], unless otherwise agreed upon between the Parties.

(c)	For the avoidance of doubt, the Parties agree that:

(i)

existing Foreign Sales as of the expiration of the foregoing [***]’ notice period shall be grandfathered and, as such, the provisions of Section 10.1(b) shall not (A) affect any existing contractual relationship providing directly or indirectly for Foreign Sales to which Loop Industries, or any Affiliate thereof, is a party; (B) require Loop Industries or any Affiliate thereof to terminate, reduce or modify any existing contract providing directly or indirectly for Foreign Sales; or (C) preclude Loop Industries, or any Affiliate thereof to renew or amend any existing contract providing directly or indirectly for Foreign Sales; and

(ii)	the limitations on Foreign Sales set forth in this Section 10.1 shall only apply to Loop Industries and its Affiliate.

Article 11
Minimum Business Opportunities

11.1	Minimum Business Opportunities

Loop Industries must present at least [***] Loop Europe Opportunities to the Board within a period of [***] years starting as of the date hereof, being understood that all reasonable costs and out of pocket expenses associated with such covenant shall be borne by the Corporation or by the Shareholders in accordance with their Proportionate Interest in accordance with the provisions of Section 2.2(b) of this Priority Rights Protocol.

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EXHIBIT 16.9

LOOP EUROPE: KEY COMMERCIAL TERMS